UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.  )

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EASTERN VIRGINIA BANKSHARES, INC.

(Name of Registrant as Specified in Its Charter)

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EASTERN VIRGINIA BANKSHARES, INC.
P.O. Box 1455
330 Hospital Road
Tappahannock, Virginia 22560

Dear Common Shareholder:

You are cordially invited to attend the 2015 Annual Meeting of Shareholders of Eastern Virginia Bankshares, Inc. to be held on Thursday, May 21, 2015 at 10:00 a.m. at King William Ruritan Club, 156 Ruritan Lane, King William, Virginia.

Enclosed with this letter is a formal notice of the 2015 Annual Meeting, a Proxy Statement for the 2015 Annual Meeting and a proxy card as well as our annual report for 2014.

At the Annual Meeting, you will be asked to elect fourteen directors for terms of one year each, to approve on an advisory (non-binding) basis the compensation of the named executive officers and to ratify the appointment of Yount, Hyde & Barbour, P.C. as independent registered public accountant for 2015.

Whether or not you plan to attend the Annual Meeting, it is very important that your shares of common stock be represented and voted. Please follow the voting instructions from your bank, broker or other nominee or, if you are a common shareholder of record, complete, sign, date and return the enclosed proxy promptly using the enclosed postage-paid envelope or follow the instructions on the enclosed proxy card to vote your shares by telephone or Internet. All valid proxies received will be voted in the manner directed in the proxy.

We hope you will accept our invitation to join us for a coffee reception and opportunity to meet your management team immediately following the Annual Meeting.

Sincerely,

Joe A. Shearin
President and Chief Executive Officer

April 21, 2015

EASTERN VIRGINIA BANKSHARES, INC.
P.O. Box 1455
330 Hospital Road
Tappahannock, Virginia 22560

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders (the “Annual Meeting”) of Eastern Virginia Bankshares, Inc. (the “Company”) will be held on Thursday, May 21, 2015, at 10:00 a.m. at the King William Ruritan Club, 156 Ruritan Lane, King William, Virginia, for the following purposes:

1.	To elect fourteen directors to serve for terms of one year each expiring at the 2016 annual meeting of shareholders;
2.	To approve on an advisory (non-binding) basis the compensation of the named executive officers;
3.	To ratify the Audit and Risk Oversight Committee’s appointment of Yount, Hyde & Barbour, P.C. as independent registered public accountant of the Company for 2015; and
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only holders of shares of common stock of record at the close of business on April 1, 2015, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Patricia Gallagher
Corporate Secretary

April 21, 2015

IMPORTANT NOTICE:

Your Vote is Very Important!

Please complete, sign, date, and return the enclosed proxy in the accompanying postage-paid envelope or, if you are a shareholder of record, follow the instructions on the enclosed proxy card to vote your shares by telephone or Internet, whether or not you plan to attend the Annual Meeting. Shareholders attending the meeting may withdraw their proxy and vote their shares on all matters that are considered (provided that shareholders who hold their shares in “street name” through a bank, broker or other holder of record and plan to vote in person at the Annual Meeting, should contact their bank, broker or agent for a legal proxy or broker’s proxy card to bring to the meeting as proof of their authority to vote the shares).

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 21, 2015:

The proxy statement and the Company’s 2014 Annual Report to Shareholders are available at www.bankevb2015proxy.investorroom.com.

EASTERN VIRGINIA BANKSHARES, INC.
P.O. Box 1455
330 Hospital Road
Tappahannock, Virginia 22560

PROXY STATEMENT
2015 ANNUAL MEETING OF SHAREHOLDERS
May 21, 2015

This Proxy Statement is furnished to holders of the common stock of Eastern Virginia Bankshares, Inc. (the “Company”, “we”, “us” or “our”) in connection with the solicitation of proxies by and on behalf of the Company’s Board of Directors to be used at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 21, 2015, at 10:00 a.m., at the King William Ruritan Club, 156 Ruritan Lane, King William, Virginia and any adjournment thereof.

To obtain directions to attend the Annual Meeting and vote your shares of common stock in person, please contact Cheryl Wood, Corporate Executive Assistant/Director of Investor Relations, at (804) 443-8422.

GENERAL INFORMATION

Voting and Revocation of Proxies

It is expected that this Proxy Statement and the enclosed proxy card or voting instructions will be mailed on or about April 21, 2015 to all shareholders entitled to vote at the Annual Meeting. Common shareholders of record who receive a printed proxy card from the Company should vote their shares by marking, signing and returning the printed proxy card in the enclosed envelope, or by following the instructions on the proxy card to vote their shares by telephone or Internet. Common shareholders of record may vote their shares by telephone or Internet at any time prior to 3 a.m. on May 21, 2015. Common shareholders who hold shares through a bank, broker or other holder of record will receive materials or instructions for voting their shares from the bank, broker or other holder of record.

Any shareholder of record who executes a proxy (including by voting shares by telephone or Internet) has the power to revoke it at any time before it is exercised by written notice to the Secretary of the Company, by executing and delivering a proxy card dated as of a later date, by following the instructions on the proxy card to submit a later vote by telephone or Internet, or by voting in person at the Annual Meeting. Any shareholder who holds shares through a bank, broker or other holder of record should contact the bank, broker or agent to revoke the proxy or change the voting instructions. Banks, brokers and other holders of record may also offer telephone voting or internet voting options. Any shareholder who holds shares through a bank, broker or other holder of record and plans to vote in person at the Annual Meeting should contact the bank, broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the meeting in order to vote in person. You will receive multiple copies of the proxy materials if you hold your shares of common stock in different ways (e.g., individually, by joint tenancy, through a trust or custodial account, etc.) or in multiple accounts. Please vote the shares represented by each proxy card or voting instruction form you receive to ensure that all of your shares are voted.

All valid proxies received will be voted as directed therein. If no such directions are provided, each valid proxy received which is not revoked will be voted “FOR” the fourteen nominees of the Board of Directors in the election of directors, “FOR” approval on an advisory (non-binding) basis of the Company’s executive compensation, and “FOR” the ratification of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accountant.

The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy card intend to vote the shares represented by such proxy, to the extent entitled, in accordance with their best judgment with respect to such other matters.

Voting Rights of Shareholders; Quorum

A shareholder is entitled to notice of and may vote at the Annual Meeting, or any adjournment, if the shareholder was a record holder of any shares of common stock at the close of business on April 1, 2015, the record date for the Annual Meeting. Such common shareholder can cast one vote for each share of common stock owned by such shareholder at that time. On the record date for the Annual Meeting, 13,023,550 shares of common stock were issued and outstanding.

A majority of the shares of common stock outstanding and entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for the transaction of all business at the Annual Meeting. A share may be represented at the Annual Meeting, but its holder may withhold his or her vote with respect to the election of directors or abstain from voting on some or all of the other items submitted for shareholder approval (collectively, “abstentions”). Abstentions and “broker non-votes” (defined below) are counted for purposes of determining whether a quorum exists, but will not be counted as votes cast on any item submitted for shareholder approval.

Broker Non-Votes and Routine and Non-Routine Proposals

With regard to shareholders who hold shares of common stock in “street name” through a bank, broker, nominee or other entity, the broker or other entity may only vote your shares in accordance with your instructions. However, if a broker or other entity has not timely received a shareholder’s instructions, such broker or entity may only vote on matters for which it has discretionary voting authority. In almost all cases brokers have discretionary voting authority for “routine” proposals but not for “non-routine” proposals.

Applicable rules determine whether the items presented at the Annual Meeting are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for an owner in street name generally may vote on the proposal without receiving voting instructions from the beneficial owner. If a proposal is non-routine, the broker or other entity generally may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when a broker or other entity returns a signed proxy card but does not vote shares on a particular proposal because the proposal is non-routine and the broker has not received voting instructions from the beneficial owner of the shares.

The ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accountant is considered a routine proposal, while the election of directors and the non-binding advisory vote to approve the Company’s executive compensation are considered non-routine proposals.

Required Vote

With regard to the election of directors, if a quorum is present the fourteen nominees receiving the greatest number of affirmative votes cast at the Annual Meeting, even though less than a majority, will be elected directors; therefore, votes withheld and broker non-votes will have no effect.

For all other proposals, including the non-binding advisory vote to approve the Company’s executive compensation, and the ratification of the Company’s independent registered public accountant, if a quorum is present approval requires an affirmative vote of a majority of the votes cast on the matter. Thus, although abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, they are generally not counted for purposes of determining whether such a matter has been approved, and therefore will have no effect.

Solicitation of Proxies

The accompanying proxy for the Annual Meeting is being solicited by the Company’s Board of Directors, and the Company will pay for the entire cost of the solicitation. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or other means of communication by the Company’s directors, officers and regular employees. These individuals will receive no additional compensation for these services, but will be reimbursed for any expenses incurred by them in connection with these services.

PROPOSAL ONE
ELECTION OF DIRECTORS

Fourteen directors will be elected by the Company’s common shareholders at the Annual Meeting. The individuals listed below are nominated by the Board of Directors on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors for election at the Annual Meeting, and each nominee is currently serving as a member of the Board of Directors. Joe A. Shearin, President and Chief Executive Officer of the Company, is a nominee as provided in his employment agreement with the Company.

The size of the Board of Directors is determined by the Board within a size range of no less than ten nor more than seventeen directors, as required by the Company’s bylaws. The Board of Directors has set the size of the Board at fourteen directors, effective November 14, 2014 upon the closing of the Company’s acquisition of Virginia Company Bank. Proxies for the Annual Meeting may be voted to elect fourteen directors to the Board. Also effective November 14, 2014 upon the closing of the Company’s acquisition of Virginia Company Bank, John F. Biagas, a former director of Virginia Company Bank, was appointed to the Board of Directors pursuant to the reorganization agreement for this acquisition. The Nominating and Corporate Governance Committee recommended that Mr. Biagas be nominated for election to the Board of Directors at the 2015 Annual Meeting, although the reorganization agreement does not require that he be so nominated.

On March 26, 2013, the Company entered into separate securities purchase agreements with certain institutional investors for the purchase of shares of the Company’s common stock and Series B Preferred Stock, for aggregate gross proceeds of $45.0 million. The securities purchase agreements with Castle Creek Capital Partners IV, LP, an affiliate of Castle Creek Capital Partners (“Castle Creek”), and GCP III EVB LLC (“GCP”), an affiliate of GCP Capital Partners (“GCP Capital”), give each of Castle Creek and GCP Capital, based on their current ownership of Company securities, the right (through their respective affiliates) to maintain one representative on the Board of Directors of the Company and of EVB, our subsidiary bank. Mr. Gutin is nominated for election to the Company’s Board of Directors by GCP Capital pursuant to the securities purchase agreement. Castle Creek has not yet selected its representative to serve on the Company’s Board of Directors.

Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve. If, at the time of the Annual Meeting, any nominee is unable or unwilling to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. No family relationships exist among any of the directors or between any of the directors and executive officers of the Company.

The following biographical information discloses each nominee’s age, the year each individual was first elected to the Board of Directors, business experience in the past five years and qualifications and attributes that lead the Board to conclude that the nominee should serve as a director. The Company is the holding company for EVB. Any references in this Proxy Statement to EVB or the “Bank” are to our subsidiary bank.

Nominees for Election to Serve Until the 2016 Annual Meeting

Name and Age	Director of the Company Since	Qualifications and Previous Five-Years Business Experience
W. Rand Cook (61)	1997	Mr. Cook serves as Chairman of the Board of Directors, and has served as a director of the Bank and a predecessor of the Bank since 2000. Mr. Cook is a Partner in the law firm of McCaul, Martin, Evans and Cook, P.C. and is the Commissioner of Accounts for Hanover County Circuit Court. Mr. Cook holds both MBA and JD degrees, and maintains an active law practice that focuses on corporate law and debtor and creditor rights. Mr. Cook brings experience in corporate governance, strategic planning and financial planning to the Board of Directors, and his legal background gives Mr. Cook valuable insight into various legal risks that the Company may encounter. Previously, Mr. Cook worked with the Virginia General Assembly, which gave Mr. Cook a unique perspective on state legislative and regulatory environments.
F. L. Garrett, III (74)	1997	Mr. Garrett serves as Vice Chairman of the Board of Directors and previously served as Chairman of the Board of Directors of a predecessor of the Bank. Mr. Garrett has served as a director of the Bank and a predecessor of the Bank since 1982. Mr. Garrett owns Harborside Storage, a boat storage company and is an active realtor with Long & Foster Real Estate in Essex County, Virginia and neighboring areas. As a local business owner and a successful realtor, Mr. Garrett contributes to the Board of Directors a strong sense of changing economic and market conditions in the Company’s market areas. Mr. Garrett has also developed extensive knowledge of our business during his extended service to the Company, the Bank and one of the Bank’s predecessors.

Name and Age	Director of the Company Since	Qualifications and Previous Five-Years Business Experience
John F. Biagas (50)	2014	Mr. Biagas has been the owner, President and CEO of Bay Electric Co., Inc., an electrical and general contractor located in Newport News, Virginia since 1997, and has served as a director of the Company and the Bank since 2014. Mr. Biagas is a Master Electrician licensed in four states and the District of Columbia. Bay Electric serves a very diverse client base and specializes in general contracting as well as in design/build general and electrical construction, security/technology solutions and services, and solar photovoltaic. Under Mr. Biagas’s direction, Bay Electric has become one of the fastest growing minority-owned electrical and general construction contractors in the Mid-Atlantic region with annual revenues in excess of $70 million. Mr. Biagas provides the Board of Directors essential guidance related to his business development expertise and general business experience through owning and operating a fast-paced contracting company and working on multi-million dollar projects. Mr. Biagas brings to the Board of Directors extensive experience in identifying potential risks and rewards in real estate development and construction. Mr. Biagas also brings to the Board of Directors leadership skills and oversight experience through his service on numerous local, statewide and national boards, including the U.S. Chamber of Commerce Board of Directors, a founding and current member of the Virginia Chapter of the Young Presidents Organization and as a founding member and director of Virginia Company Bank from its inception in 2005 until its acquisition by the Company in 2014. Mr. Biagas is also the Vice Rector for the Old Dominion University Board of Visitors and serves as vice chair of the Student Advancement Committee and as a member of the Administration and Finance Committee.
W. Gerald Cox (64)	2010	Although first elected to the Board of Directors in 2010, Mr. Cox has served as a director of the Bank and a predecessor of the Bank since 1988. Mr. Cox is a retired realtor in the Company’s market areas and is the former owner of Twin Rivers Realty in King William County, Virginia. Mr. Cox contributes to the Board of Directors an extensive knowledge of local real estate markets and strategic management experience that he developed while operating Twin Rivers Realty.

Name and Age	Director of the Company Since	Qualifications and Previous Five-Years Business Experience
Michael E. Fiore, P.E. (70)	2010	Mr. Fiore has served as President and co-owner of Resource International, LTD, a civil engineering firm since 1979, and has served as a director of the Bank and a predecessor of the Bank since 2000. Mr. Fiore brings to the Board of Directors valuable experience managing corporate budgets, marketing plans, sales plans and personnel issues, and conducting contractual negotiations and negotiations with county and city government officials.
Boris A. Gutin (40)	2013	Mr. Gutin is a private equity investment professional and has served as a director of the Company and the Bank since 2013. Mr. Gutin currently serves as a Managing Director of GCP Capital and is a member of its Investment Committee. Mr. Gutin has been with GCP Capital and its predecessor firm, Greenhill Capital Partners, since 2003. GCP Capital is a private equity investment firm focused on financial services, energy and business services investments. Mr. Gutin has largely focused on financial and business services investments at GCP Capital, currently serves as a director of Continental Bank in Plymouth Meeting, Pennsylvania, and has served as a director of several other community banks. Mr. Gutin earned his MBA from Harvard Business School. Mr. Gutin brings to the Board of Directors extensive investment and advisory skills which contribute valuable insight on operational and business strategies. Mr. Gutin has an in-depth knowledge of our business and industry, including an understanding of bank valuations and strategic alternatives. Mr. Gutin also brings to the Board of Directors leadership skills and oversight experience through his service on the boards of directors of other companies, including other financial institutions and community banks.
Ira C. Harris, Ph.D., CPA (55)	2004	Dr. Harris is a member of the faculty of the McIntire School of Commerce at the University of Virginia in Charlottesville, Virginia. Dr. Harris holds a Ph.D. in strategic management and is a certified public accountant. For seven years, Dr. Harris worked as a CPA for a large public accounting firm, and has owned and operated Store-Tel Storage in Tappahannock, Virginia since 2003. Dr. Harris’ accounting experience and extensive strategic management knowledge bring a valuable business perspective to the Board of Directors’ deliberations and decision making processes.

Name and Age	Director of the Company Since	Qualifications and Previous Five-Years Business Experience
Eric A. Johnson (61)	2010	Mr. Johnson has served as a real estate broker with Mason Realty in Middlesex, Virginia since 1976 and as a director of the Bank and a predecessor of the Bank since 1988. In addition, Mr. Johnson previously owned Urbanna Market and Urbanna Builders Supply, both of which generated multi-million dollar annual sales. Mr. Johnson brings experience in local real estate markets to the Board of Directors, as well as entrepreneurial spirit, business judgment and knowledge of local business markets that he has developed through his business ventures.
W. Leslie Kilduff, Jr. (64)	2010	Mr. Kilduff serves as a Principal in the law firm of W. Leslie Kilduff, Jr., PLC and has served as a director of the Bank and a predecessor of the Bank since 2004. Mr. Kilduff has developed experience in the areas of residential and commercial real estate, finance, contract negotiations, and business and liability issues, as well as legal risks facing the Company, which contributes valuable perspectives to Board deliberations.
William L. Lewis (64)	1997	Mr. Lewis serves as Principal in the law firm of William L. Lewis, PC and has served as a director of the Bank and a predecessor of the Bank since 1989. Mr. Lewis contributes to the Board of Directors valuable experience and perspectives developed through his legal practice, particularly in the areas of real estate transactions, negotiations between debtors and creditors, and estate planning.
Charles R. Revere (76)	2002	Mr. Revere serves as President and CEO of Revere Gas and Appliance, a privately owned business with offices in 17 counties. Mr. Revere has also served as a director of the Bank and a predecessor of the Bank since 1988. Revere Gas and Appliance operates in market areas that possess similar characteristics to the Company’s market area, which enables Mr. Revere to contribute valuable insights on the business conditions and trends in the Company’s market area. Mr. Revere also brings to the Board of Directors significant business management experience. Mr. Revere serves as a director of Riverside Health System and as Chairman of the Board of Directors of the Riverside Tappahannock Hospital.

Name and Age	Director of the Company Since	Qualifications and Previous Five-Years Business Experience
Joe A. Shearin (58)	2003	Mr. Shearin has served as President and Chief Executive Officer of the Company since 2002. Mr. Shearin has 36 years of bank management experience including commercial, retail, marketing, sales, strategic planning, credit administration, risk management and asset/liability management. Mr. Shearin also has experience managing troubled banks that have focused significant efforts on regulatory compliance initiatives. Mr. Shearin’s significant management experience and expertise in regulatory compliance matters is invaluable to the Board of Directors and provides key insights into business strategies and operational decisions considered by the Board of Directors.
Leslie E. Taylor, CPA (66)	2000	Mr. Taylor is owner and President of Leslie E. Taylor, CPA PC, focusing on personal and small business relationships. Mr. Taylor has also served as a director of the Bank and a predecessor of the Bank since 1989. Mr. Taylor brings to the Board of Directors experience in auditing, reviewing and analyzing financial statements and a clear understanding of the critical importance of maintaining effective internal controls. Through his accounting practice Mr. Taylor remains current on local economic and business trends and conditions. Mr. Taylor also makes significant contributions to the Company’s corporate governance as the Chairman of the Audit and Risk Oversight Committee and as that committee’s financial expert.
Jay T. Thompson, III (59)	2000	Mr. Thompson owns Mechanicsville Drug in Hanover, Virginia and is a licensed pharmacist. In addition, Mr. Thompson owns and manages a variety of residential and commercial real estate properties in the Company’s market area, and has previously served as Chairman of the Board of Directors of a predecessor of the Bank. Mr. Thompson has served as a director of the Bank and a predecessor of the Bank since 2000. By managing his business and real estate interests, Mr. Thompson has developed financial and business acumen and experience with local business markets that he contributes to Board deliberations. Mr. Thompson has also completed bank educations programs on the Bank Secrecy Act and anti-money laundering compliance.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES FOR ELECTION LISTED ABOVE.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

The Board of Directors and its Committees

There were eight regular meetings and four special meetings of the Board of Directors in 2014. Each director attended at least 75% or greater of the aggregate number of meetings of the Board of Directors and meetings of committees of which the director was a member in 2014.

The Board of Directors has, among others, a standing Executive Committee, Audit and Risk Oversight Committee, Compensation Committee, Enterprise Risk Management Committee (formerly the Regulatory Compliance Oversight Committee), and Nominating and Corporate Governance Committee.

Corporate Governance Guidelines.  The Board of Directors has established corporate governance guidelines to provide a flexible framework within which the Company’s directors and management can effectively pursue the Company’s objectives for the benefit of shareholders, and within which the Board may conduct its business. The Board believes that these guidelines are consistent with the Board’s responsibility for the Company’s strategic direction and for overseeing the Company’s management. The Corporate Governance Guidelines are available to any shareholder upon request to the Corporate Secretary at Eastern Virginia Bankshares, Inc. at P.O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560 and is available on the Company’s web page at www.evb.org under “Investor Relations — Governance Documents.”

Executive Committee.  The Executive Committee acts for the Board of Directors when the Board is not in session, and consists of W. Rand Cook (Chairman), F. L. Garrett, III, Eric A. Johnson and Charles R. Revere. The same individuals served on the Executive Committee during 2014. Former director Howard R. Straughan, Jr. also served on the Executive Committee until his retirement on March 17, 2014. The Executive Committee met one time during 2014.

Leadership Structure of Board and Risk Oversight

The Company’s Board of Directors believes that the Company and its shareholders are best served by a leadership structure with separate positions for Chairman and Chief Executive Officer. The Board maintains separate positions for Chairman and Chief Executive Officer in order to clearly distinguish between the duties and responsibilities of the Board of Directors and those of the Chief Executive Officer, who reports to the Board of Directors. Separating these positions allows the Chief Executive Officer to focus on the day-to-day business of the Company and the Bank, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as the Chairman, particularly as the Board’s oversight responsibilities continue to grow. In addition, the Chief Executive Officer currently serves as a member of the Board of Directors, which allows the Chief Executive Officer to inform all deliberations of the full Board, and certain deliberations of the Board’s committees, with the knowledge and experience developed through his focus on the Company’s and the Bank’s operations. The Company does not have a designated lead independent director, as the Chairman functions in that capacity. In accordance with our bylaws, our Board of Directors elects our Chief Executive Officer and our Board Chairman. The Chairman is selected from the independent directors.

The Company’s Board of Directors maintains a key role in the oversight of risk. The Board of Directors, as a whole and through its committees, is responsible for general oversight of risk management, while management is responsible for the day-to-day management of risks the Company faces. In its oversight role, the Board of Directors has the responsibility to monitor whether the risk management processes designed and implemented by management are adequate and functioning as designed.

Audit and Risk Oversight Committee.  The Audit and Risk Oversight Committee acts for the Board to appoint an independent registered public accounting firm, review and monitor the internal auditors, to approve the scope of the independent and internal auditors’ audits, to review the reports of examination by both independent and internal auditors and regulatory agencies, and to issue periodic reports to the Board of Directors. The Audit and Risk Oversight Committee consists, and during 2014 consisted, entirely of directors who meet the independence requirements of the NASDAQ Stock Market (“NASDAQ”) and the Securities and Exchange Commission (the “SEC”). The Audit and Risk Oversight Committee is composed of

Leslie E. Taylor, CPA (Chairman), W. Gerald Cox, Ira C. Harris, Ph.D., CPA and Charles R. Revere. The same individuals served on the Audit and Risk Oversight Committee during 2014, with the exception that Mr. Straughan also served on the Audit & Risk Oversight Committee until March 17, 2014. The Board of Directors has determined that Audit and Risk Oversight Committee Chairman Leslie E. Taylor, CPA fulfills the applicable standard as an independent audit committee financial expert. The Audit and Risk Oversight Committee operates under a Charter adopted by the Board of Directors that is available on the Company’s web page at www.evb.org under “Investor Relations — Governance Documents.” The Audit and Risk Oversight Committee met eight times during 2014. For additional information, see “Audit and Risk Oversight Committee Report” below.

Our Board of Directors is charged with providing oversight of our risk management processes. The Audit and Risk Oversight Committee is primarily responsible for overseeing our risk management function on behalf of the Board. In carrying out its responsibilities, the Audit and Risk Oversight Committee works closely with our Chief Risk Officer and other members of our enterprise risk management team. The Audit and Risk Oversight Committee meets at least quarterly with the Chief Risk Officer and other members of management and receives a comprehensive report on enterprise risk management, including management’s assessment of risk exposures (including risks related to liquidity, operations and regulatory compliance, among others), and the processes in place to monitor and control such risk exposures. At least annually, the Chief Risk Officer makes a presentation on enterprise risk management to the full Board.

In addition to the Audit and Risk Oversight Committee, the other committees of the Board consider the risks within their areas of responsibility. For example, the Compensation Committee considers the risks that may be implicated by our compensation programs and meets with the Chief Risk Officer at least annually to discuss, evaluate and review an assessment of those risks. Similarly, the Bank’s Loan Committee evaluates credit risk and credit policy.

Compensation Committee.  The Compensation Committee is a joint committee of the Boards of Directors of the Company and the Bank (referred to in this Proxy Statement as the “Compensation Committee”). Each of the Committee’s members must serve as a director of both the Company and the Bank and is jointly appointed by the Boards of the Company and the Bank.

The Compensation Committee consists of Eric A. Johnson (Chairman), F. L. Garrett, III, Boris M. Gutin and Ira C. Harris, Ph.D., CPA, all of whom are members of the Company’s Board of Directors and meet the independence requirements of NASDAQ. The same individuals served on the Compensation Committee during 2014, with the exception that Mr. Straughan also served on the Compensation Committee until March 17, 2014 and met the independence requirements of NASDAQ. The Compensation Committee establishes the compensation to be paid to the executive officers, with the exception of the Company’s Chief Executive Officer for whom the Compensation Committee recommends compensation to be approved by the Company’s Board of Directors. The Compensation Committee (or authorized subcommittee) also administers all incentive and stock plans for the benefit of such officers and directors eligible to participate in such plans. The Committee met three times in 2014. The Compensation Committee operates under a Joint Charter adopted by the Company and Bank Boards. The Committee Charter is available to any shareholder upon request to the Corporate Secretary at Eastern Virginia Bankshares, Inc. at P.O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560 and is available on the Company’s web page at www.evb.org under “Investor Relations — Governance Documents.” For additional information, see “Executive Compensation” below.

Regulatory Compliance Oversight Committee.  The Regulatory Compliance Oversight Committee was established in August 2010 to oversee improvements to the Company’s operations, financial results and regulatory compliance. This committee was responsible for compliance with a written agreement (the “Written Agreement”) and a subsequent memorandum of understanding (the “MOU”) that the Company and the Bank previously entered into with their federal and state banking regulators. The Written Agreement was terminated in July 2013, and the MOU was terminated in March 2014.

Following the termination of the Written Agreement and MOU, in July 2014 the Regulatory Compliance Oversight Committee was reconstituted as the Enterprise Risk Management Committee. Prior to this change, the Regulatory Compliance Oversight Committee continued to provide detailed and in depth level monitoring of the regulatory environment, oversaw the Company’s and Bank’s regulatory compliance program to ensure the safe and sound operation of the Company and Bank.

The Regulatory Compliance Oversight Committee was composed of W. Rand Cook (Chairman), F. L. Garrett, III, William L. Lewis and Leslie E. Taylor, CPA. Mr. Straughan also served on the Regulatory Compliance Oversight Committee until his retirement on March 17, 2014. The Committee met one time in 2014.

Enterprise Risk Management Committee.  The Enterprise Risk Management Committee was established in July 2014 in an effort to enhance the Board of Directors oversight responsibilities and to oversee a comprehensive enterprise risk management program.

The Enterprise Risk Management Committee oversees the Company’s enterprise risk management practices to help ensure that management has an ongoing process in place to identify, monitor and manage key risks in accordance with the strategic objectives and risk appetite statement approved by the Board of Directors. In addition, the Enterprise Risk Management Committee will assist the Board of Directors in:

1.	identifying key risks related to the Company’s strategic initiatives;
2.	establishing the risk appetite for the Company;
3.	understanding the Company’s program of enterprise risk management, key risk indicators, and mitigation and treatment of risk strategies;
4.	overseeing and approving the enterprise risk management policy;
5.	providing direct oversight responsibility of strategic and reputational risk;
6.	providing general oversight for other enterprise risk areas;
7.	reviewing and evaluating applicable stress testing scenarios implicit in measuring the enterprise risk profile of the Company; and
8.	reviewing the findings of and monitoring corrective actions associated with regulatory reports of examination.

The Enterprise Risk Management Committee is composed of W. Rand Cook (Chairman), F. L. Garrett, III, Eric A. Johnson, William L. Lewis, Charles R. Revere and Leslie E. Taylor, CPA. The same individuals served on the Enterprise Risk Management Committee during 2014. The Enterprise Risk Management Committee operates under a Charter adopted by the Board of Directors that is available on the Company’s web page at www.evb.org under “Investor Relations — Governance Documents.” The Enterprise Risk Management Committee met two times in 2014.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee consists of five directors, Charles R. Revere (Chairman), W. Gerald Cox, Michael E. Fiore, P.E., William L. Lewis and Jay T. Thompson, III all of whom meet the independence requirements of NASDAQ. The Committee operates under a Charter adopted by the Board. The Committee Charter is available to any shareholder upon request to the Corporate Secretary at Eastern Virginia Bankshares, Inc. at P.O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560 and is available on the Company’s web page at www.evb.org under “Investor Relations — Governance Documents.”

The Nominating and Corporate Governance Committee is appointed by the Board of Directors to assist the Board in identifying qualified individuals to become directors, recommend to the Board qualified director nominees for election at the annual meeting of shareholders, ensure an appropriate structure and process for management succession, recommend the compensation to be paid to directors to the full Board for approval, and oversee annual self-evaluations by the Board. The committee considers, at a minimum, the following qualifications in recommending to the Board potential new directors, or the continued service of existing directors:

1.	personal characteristics, such as highest personal and professional ethics, integrity and values, an inquiring and independent mind, with a respect for the views of others, ability to work well with others and practical wisdom and mature judgment;

2.	broad policy-making level training and experience in business, government, academia, non-profit or science to understand business problems and evaluate and formulate solutions;
3.	whether the director/potential director will add specific value as a board member, by virtue of particular technical expertise, experience or specialized skill complementary to the background and experience of other directors and relevant to our current or future business;
4.	willingness to devote the time necessary to carry out duties and responsibilities of directors and to be an active, objective and constructive participant at meetings of the Board and its committees;
5.	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s and the Bank’s principal operations;
6.	willingness to represent the best interests of all shareholders and objectively appraise management performance;
7.	whether the director/potential director assists in achieving the mix of Board members that represents a diversity of background, specialized experience and viewpoint, perspective and experience;
8.	whether the director/potential director meets the independence requirements of the NASDAQ listing standards; and
9.	willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Committee does not assign specific weights to particular criteria, no particular criterion is necessarily applicable to all prospective nominees and the Committee has not established any “minimum criteria” for service on the Board of Directors, except that the Company’s bylaws provide that no individual who is 75 years of age or older and was not a director of the Company on March 15, 2007 shall be eligible for election to the Board of Directors. The Committee may identify potential director candidates from a variety of sources, including members of the Board, management, consultants and other individuals likely to possess an understanding of the Company’s business and knowledge of suitable candidates; in addition, Mr. Gutin was selected to serve on the Company’s Board of Directors pursuant to the securities purchase agreement between the Company and an affiliate of GCP Capital. Although the Nominating and Corporate Governance Committee Charter does not set forth a formal policy regarding diversity, as noted above, the Committee will consider whether a director or potential director assists in achieving a diversity of background, specialized experience and perspective that reflects the needs of the Board of Directors at that time. The Committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. For a discussion of the specific backgrounds and qualifications of the nominees for election as director named in this Proxy Statement, each of whom currently serves as a director, see Proposal One — Election of Directors — “Nominees for Election to Serve Until the 2016 Annual Meeting” on page 4 of this Proxy Statement.

Common shareholders entitled to vote for the election of directors may nominate one or more persons for election as director(s) at an annual meeting, if the shareholder gives timely notice, in proper form, of his or her intent to make such nomination. To be timely for the 2016 annual meeting, the notice must be received within the time frame set forth in “Shareholder Proposals for the 2016 Annual Meeting of Shareholders” on page 43 of this Proxy Statement. To be in proper form, the notice must include the nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Article II, Section 2.5, of the Company’s bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Corporate Secretary whose address is Eastern Virginia Bankshares, Inc., P.O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560. A nominee who fails to meet all state and federal banking regulatory requirements cannot serve as a director of the Company.

While the Nominating and Corporate Governance Committee does not have a formal procedure for common shareholders to submit recommendations, the Committee will consider recommendations from common shareholders for candidates to serve on the Board of Directors. Such recommendations should be submitted in writing and should include the name, address and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the Corporate Secretary at the address provided above, and must be received no later than January 1, 2016 in order to be considered by the Nominating and Corporate Governance Committee for the annual election of directors in 2016. Any candidates recommended by a common shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating and Corporate Governance Committee for election by the Company’s common shareholders.

As provided in its Charter, the Nominating and Corporate Governance Committee must submit a report of any Committee meeting at the next regularly scheduled meeting of the Board, and make recommendations to the Board regarding qualified director candidates for election. The Nominating and Corporate Governance Committee met three times in 2014.

Independence of the Directors

With the assistance of the Nominating and Corporate Governance Committee, the Board of Directors conducts an annual evaluation of the independence of each director, as independence is defined by the NASDAQ listing standards and the SEC. The Board has determined that all currently-serving non-employee directors (that is, all directors other than Mr. Shearin), who comprise a majority of the Company’s Board, satisfy the independence requirements as defined by the NASDAQ listing standards. In addition, the Board determined that Mr. Straughan satisfied the independence requirements as defined by the NASDAQ listing standards at all times during 2014 prior to his retirement from the Board. In reaching these conclusions, the Board considered that the Company and the Bank provide services to, have relationships with, and otherwise conduct business with, companies of which certain members of the Board or members of their immediate families are or were directors, officers or managers.

Based on its evaluation, the Board of Directors concluded that none of our non-employee directors, or their immediate family members, employers or other associated parties, are engaged in relationships with us that would jeopardize their independence as defined by the NASDAQ listing standards. The transactions listed below are in addition to the discussion under the heading “Certain Relationships and Related Transactions” which is included later in this Proxy Statement. The Board considered the following transactions between us and certain of our directors or their affiliates to determine whether such director was independent:

1.	we obtain some degree of legal services from William L. Lewis, PC, of which Mr. Lewis is the managing partner;
2.	we obtain some degree of legal services from W. Leslie Kilduff, Jr., PLC, of which Mr. Kilduff is the managing partner;
3.	we obtain some degree of real estate services from Mason Realty, of which Mr. Johnson is a broker;
4.	we obtain some degree of real estate services from Long and Foster Real Estate, of which Mr. Garrett is a realtor;
5.	we lease the land on which our Hartfield branch office is located from an immediate family member of Mr. Revere;
6.	we purchase bottled gas from Revere Gas and Appliance, of which Mr. Revere is the President; and
7.	we obtain some degree of engineering services from Resource International, LTD, of which Mr. Fiore is the President.

Executive Sessions

Non-employee directors meet periodically outside of regularly scheduled Board meetings. Mr. Cook serves as chairman for these executive sessions.

Code of Ethics

The Board of Directors has approved a Code of Ethics for all directors, officers and staff of the Company and its subsidiaries. The Code of Ethics is designed to promote honest and ethical conduct, proper disclosure of financial information in the Company’s periodic reports, and compliance with applicable laws, rules, and regulations by the Company’s senior officers who have financial responsibilities. The Code of Ethics is available on the Company’s web page at www.evb.org under “Investor Relations — Governance Documents.”

Annual Meeting Attendance

The Board of Directors does not have a policy regarding attendance by Board members at annual shareholders’ meetings. However, the Company encourages Board members to attend the annual meeting of shareholders. At the annual meeting held on May 22, 2014, all of the Company’s then-serving thirteen directors were in attendance.

Communications with Directors

Any director may be contacted by writing c/o Eastern Virginia Bankshares, Inc., P.O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560. Communications to the non-employee directors as a group, or to the entire Board of Directors, may be sent to the same address, c/o the Secretary of the Company. The Company promptly refers, unopened, all individually addressed correspondence to the indicated directors and refers, unopened, all correspondence addressed to the non-employee directors or to the entire Board of Directors to Mr. Cook, Chairman of the Board of Directors.

Director Compensation

The Nominating and Corporate Governance Committee periodically reviews the compensation paid to the Company’s non-employee directors and recommends changes to the full Board of Directors. Compensation paid to our directors for 2014 is disclosed in the table below and reflects the same payment schedule as in 2013.

Director Compensation for 2014

Name	Earned Fees or Paid in Cash ($)	Stock Awards ($)	Total ($)
	(1)(2)(3)(4)	(5)
W. Rand Cook	$26,300	$3,125	$29,425
F. L. Garrett, III	16,750	3,125	19,875
John F. Biagas	800	—	800
W. Gerald Cox	19,450	3,125	22,575
Michael E. Fiore, P.E.	15,100	3,125	18,225
Boris M. Gutin	10,450	3,125	13,575
Ira C. Harris, Ph.D., CPA	13,650	3,125	16,775
Eric A. Johnson	16,300	3,125	19,425
W. Leslie Kilduff, Jr.	15,100	3,125	18,225
William L. Lewis	16,150	3,125	19,275
Charles R. Revere	14,950	3,125	18,075
Howard R. Straughan, Jr.(6)	1,050	—	1,050
Leslie E. Taylor, CPA	15,550	3,125	18,675
Jay T. Thompson, III	10,450	3,125	13,575

(1)	Mr. Shearin receives no additional compensation as a director of the Company or Bank’s Board. His compensation as an executive officer is included under the caption “Summary Compensation Table.”
(2)	As compensation for service to our Company, each director of the Board receives $300 for each Board meeting attended and $300 for each committee meeting attended. In addition to the meeting fees, the Audit and Risk Oversight Committee members receive a monthly retainer fee of $200 and the Chairman of that committee receives a monthly retainer fee of $300. Directors who are also officers of the Company do not receive any compensation for attending Board and committee meetings. Directors do not receive additional compensation for executive sessions held as part of Company Board meetings. For joint meetings of the Company’s and the Bank’s Boards, the Chairman of the Company’s Board of

Directors may in his sole discretion determine to pay each director of the Company a meeting fee of $150. Total director fees paid by the Company were $54,650 in 2014.
(3)	Each director of the Company’s Board is also a member of the Bank’s Board. Each director receives $500 for each Bank Board meeting attended and $300 for each committee meeting attended. The Chairman of the Bank’s Board, who also serves as the Chairman of the Company’s Board, receives an additional $500 per month retainer. Directors do not receive additional compensation for executive sessions held as part of Bank Board meetings. Total director fees paid by the Bank were $137,400 in 2014. Each member of the Bank’s loan committee also receives $150 for each teleconference of the loan committee between regularly scheduled loan committee meetings.
(4)	For meetings of the Company’s Board of Directors and the Bank’s Board of Directors, directors are permitted one paid absence per year.
(5)	The values in this column are the grant date fair values of 2014 stock awards to directors computed in accordance with FASB ASC Topic 718. Each non-employee director of the Bank’s Board receives an annual retainer fee in the form of a grant of 500 unrestricted shares of the Company’s common stock. In 2014, that fair market value was $6.25 per share determined as the closing price of the Company’s common stock on the July 1, 2014 grant date. The total fair value of the grant to our directors for their service on the Bank’s Board was $37,500 in 2014.
(6)	Mr. Straughan retired from the Company Board and Bank Board on March 17, 2014.

OWNERSHIP OF STOCK

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock as of April 1, 2015 by each beneficial owner of more than 5.0% of the Company’s common stock, based on currently available Schedules 13D and 13G and amendments thereto filed with the SEC and other information available to the Company.

Name and Address of Beneficial Owner	Amount And Nature of Beneficial Ownership		Percent of Class(1)
Castle Creek Capital Partners IV, LP 6051 El Tordo Rancho Santa Fe, CA 92067	1,061,225	(2)	8.15%
EJF Capital LLC 2107 Wilson Blvd Arlington, VA 22201	670,940	(3)	5.15%
GCP III EVB LLC 600 Lexington Ave., 31st Floor New York, NY 10022	1,061,225	(4)	8.15%
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	1,012,971	(5)	7.78%

(1)	Based on 13,023,550 shares of common stock issued and outstanding on April 1, 2015.
(2)	Based on Amendment No. 1 to the Schedule 13D filed by Castle Creek Capital Partners IV, LP (“Castle Creek”), Castle Creek Capital IV LLC, and John M. Eggemeyer III on February 3, 2014. Castle Creek also owns 4,048,670 shares of Series B Preferred Stock of the Company, which is convertible into shares of common stock in connection with certain transfers of such shares of Series B Preferred Stock or if the Company’s Board of Directors has approved such conversion, subject to certain restrictions based on the beneficial ownership of the holder of the shares of Series B Preferred Stock. Castle Creek does not currently have the right to acquire such common stock and does not have voting or investment power over such common stock. Castle Creek and its affiliates are subject to a passivity agreement with the Board of Governors of the Federal Reserve System, which is filed as an exhibit to the Schedule 13D. Both Castle Creek entities and Mr. Eggemeyer share the contact address listed in the table above.

(3)	EJF Financial Services Fund, LP and EJF Financial Opportunities Master Fund, LP are the record owners of 520,388 and 90,331, respectively, shares of common stock. EJF Financial Services GP, LLC serves as the general partner and investment manager of EJF Financial Services Fund, LP and may be deemed to share beneficial ownership of the shares of common stock of which EJF Financial Services Fund, LP is the record owner. EJF Financial Opportunities GP, LLC serves as the general partner of EJF Financial Opportunities Master Fund, LP and may be deemed to share beneficial ownership of the shares of Common Stock of which EJF Financial Opportunities Master Fund, LP is the record owner. EJF Capital LLC is the sole member and manager of each of EJF Financial Services GP, LLC and EJF Financial Opportunities GP, LLC and may be deemed to share beneficial ownership of the shares of common stock of which such entities may share beneficial ownership. EJF Capital LLC also serves as the investment manager of EJF Financial Opportunities Master Fund, LP and other managed accounts, and may be deemed to share beneficial ownership of the shares of common stock of which EJF Financial Opportunities Master Fund, LP and the managed accounts are record owners, respectively. Emanuel J. Friedman is the controlling member of EJF Capital LLC and may be deemed to share beneficial ownership of the shares of common stock over which EJF Capital LLC may share beneficial ownership. All EJF entities noted above and Mr. Friedman share the contact address listed in the table above.
(4)	GCP III EVB LLC (“GCP”), an affiliate of GCP Capital and of which Mr. Boris Gutin, a director of the Company, serves as a managing director, also owns 1,191,522 shares of Series B Preferred Stock, which is convertible into shares of common stock in connection with certain transfers of such shares of Series B Preferred Stock or if the Company’s Board of Directors has approved such conversion, subject to certain restrictions based on the beneficial ownership of the holder of the shares of Series B Preferred Stock. GCP does not currently have the right to acquire such shares of common stock and does not have voting or investment power over such common stock. GCP Capital and its affiliates are subject to a passivity agreement with the Board of Governors of the Federal Reserve System. Both GCP entities share the contact address listed in the table above.
(5)	Based on Amendment No. 6 to the Schedule 13G filed by Wellington Management Company, LLP (“Wellington”) on February 14, 2014. Wellington, in its capacity as investment advisor, may be deemed to share power to vote 1,012,971 shares of common stock and may be deemed to share power to dispose of 1,012,971 shares of common stock.

Security Ownership of Management

The following table sets forth, as of April 1, 2015, certain information with respect to the beneficial ownership of shares of the Company’s common stock and the Company’s Series B Preferred Stock, as applicable, by each of the members of the Board of Directors, all of whom are also director-nominees, by each of the current executive officers named in the “Summary Compensation Table” below and by all current directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself or herself at once or at some future time. All of the directors and named executive officers receive mail at the Company’s principal executive office at 330 Hospital Road, Tappahannock, Virginia 22560.

	Common Stock			Series B Preferred Stock
Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)	Amount and Nature of Beneficial Ownership(1)	Percent of Class(20)
Directors:
John F. Biagas	47,218	(3)	*	—	*
W. Rand Cook	18,816	(4)	*	—	*
W. Gerald Cox	19,513	(5)	*	—	*
Michael E. Fiore, P.E.	11,001		*	—	*
F. L. Garrett, III	32,062	(6)	*	—	*
Boris M. Gutin	1,079,879	(7)	8.29%	1,191,522	22.74%
Ira C. Harris, Ph.D., CPA	9,354	(8)	*	—	*
Eric A. Johnson	35,798	(9)	*	—	*
W. Leslie Kilduff, Jr.	51,054		*	—	*
William L. Lewis	21,011	(10)	*	—	*
Charles R. Revere	33,880	(11)	*	—	*
Joe A. Shearin	82,591	(12)	*	—	*
Leslie E. Taylor, CPA	10,345	(13)	*	—	*
Jay T. Thompson, III	68,376	(14)	*	—	*
Non-Director Named Executive Officers:
Joseph H. James, Jr.	34,308	(15)	*	—	*
J. Adam Sothen	19,923	(16)	*	—	*
James S. Thomas	29,322	(17)	*	—	*
Ann-Cabell Williams	18,448	(18)	*	—	*
All directors and executive officers as a group (21 persons)	1,663,706	(19)	12.75%	1,191,522	22.74%

*	Percentage of ownership is less than 1.0% of the outstanding shares of common stock of the Company.
(1)	Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly more than one person may be deemed to be a beneficial owner of the same securities. A person is deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have the sole voting and investment power with respect to beneficially owned shares of stock.
(2)	Based on 13,023,550 shares of common stock issued and outstanding on April 1, 2015.
(3)	Includes 6,481 shares of common stock owned jointly by Mr. Biagas and his wife.
(4)	Includes (i) 17,014 shares of common stock jointly owned by Mr. Cook and his wife and (ii) 303 shares of common stock held in an IRA for the benefit of Mr. Cook.
(5)	Includes (i) 2,993 shares of common stock held in an IRA for the benefit of Mr. Cox, (ii) 3,316 shares of common stock held in an IRA for the benefit of Mr. Cox’s wife, for which Mr. Cox disclaims beneficial ownership, (iii) 1,533 shares of common stock registered in the name of Mr. Cox’s wife, for which Mr. Cox disclaims beneficial ownership and (iv) 444 shares of common stock owned jointly by Mr. Cox’s wife and daughter, for which Mr. Cox disclaims beneficial ownership.
(6)	Includes (i) 2,810 shares of common stock held in an IRA for the benefit of Mr. Garrett, (ii) 1,760 shares of common stock held in an IRA for the benefit of Mr. Garrett’s wife, for which Mr. Garrett disclaims beneficial ownership (iii) 100 shares of common stock owned jointly by Mr. Garrett and his wife and (iv) 8,844 shares of common stock registered in the name of Mr. Garrett’s wife, for which Mr. Garrett disclaims beneficial ownership.
(7)	Includes 1,061,225 shares of common stock held by GCP, an affiliate of GCP Capital of which Mr. Gutin serves as a managing director. Also includes 1,191,522 shares of Series B Preferred Stock held by GCP. Shares of the Company’s Series B Preferred Stock are convertible into shares of common stock in connection with certain transfers of such shares of Series B Preferred Stock or if the Company’s Board of Directors has approved such conversion, subject to certain restrictions based on the beneficial ownership of the holder of the shares of Series B Preferred Stock. GCP does not currently have the right to acquire such shares of common stock and does not have voting or investment power over such common stock. GCP Capital and its affiliates are subject to a passivity agreement with the Board of Governors of the Federal Reserve System.
(8)	Includes 431 shares of common stock owned jointly by Mr. Harris and his wife.
(9)	Includes 15,243 shares of common stock held in an IRA for the benefit of Mr. Johnson.
(10)	Includes (i) 1,400 shares of common stock held in an IRA for the benefit of Mr. Lewis and (ii) 519 shares of common stock registered in the name of William Carrington Lewis Trust, of which Mr. Lewis is Trustee.
(11)	Includes 11,638 shares of common stock held in the Elizabeth C. Revere Trust for the benefit of Charles R. Revere, of which Mr. Revere is Trustee.
(12)	Includes (i) 9,587 shares of common stock which Mr. Shearin has the right to acquire through the exercise of stock options, (ii) 5,378 shares of common stock held in an IRA for the benefit of Mr. Shearin, (iii) 45,450 shares of restricted stock and (iv) 35 shares of common stock owned jointly by Mr. Shearin and his son.
(13)	Includes 1,094 shares of common stock owned jointly by Mr. Taylor and his wife.
(14)	Includes 1,141 shares of common stock registered in the name of Mr. Thompson’s wife, for which Mr. Thompson disclaims beneficial ownership.
(15)	Includes (i) 6,500 shares of common stock which Mr. James has the right to acquire through the exercise of stock options and (ii) 18,100 shares of restricted stock.
(16)	Includes 16,900 shares of restricted stock.
(17)	Includes (i) 6,000 shares of common stock which Mr. Thomas has the right to acquire through the exercise of stock options and (ii) 16,900 shares of restricted stock.
(18)	Includes 14,900 shares of restricted stock.
(19)	Includes shares of common stock (including restricted stock) held by Executive Vice President and Chief Risk Officer, Douglas R. Taylor, Executive Vice President and Director of Commercial Banking, Bruce T. Brockwell, and Executive Vice President and Tidewater Regional President, Mark C. Hanna.
(20)	Based on 5,240,192 shares of Series B Preferred Stock issued and outstanding on April 1, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section l6(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors, executive officers and persons who beneficially own more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in beneficial ownership with the SEC. Such persons are also required to furnish the Company with copies of all Section 16 forms they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations that no other reports were required, the Company believes that its officers and directors complied with all such filing requirements under Section 16(a) during 2014, with the following exceptions: Mr. Boris Gutin reported four transactions late on a Form 4.

Restrictions on Pledging and Hedging Transactions

The Company has adopted an insider trading policy that limits the types and timing of transactions in the Company’s securities by the Company’s directors and executive officers. This policy prohibits these individuals from engaging in hedging transactions (including forward sales contracts) to lock in the value of the Company’s securities held by them, and from holding any such securities in a margin account or pledging any such securities as collateral for a loan. These prohibitions limit short-term or speculative transactions and thereby emphasize the importance of maintaining a long-term ownership position in the Company. Exceptions from these prohibitions for a pledging transaction may be granted by the Company’s President and Chief Executive Officer, or by the Company’s Chief Financial Officer, in limited circumstances.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Below is a discussion of the philosophy, the strategy and the major details of our approach to compensating executive management. This approach has been developed under the direction and oversight of the Compensation Committee, with assistance from an independent compensation consultant and with input from management.

Our executive management is expected to design and execute our business plan that emphasizes prudent risk and asset quality management to lead to superior returns for our shareholders. Following this discussion, you will find tables containing detailed information concerning compensation earned or paid for 2014 and prior years to our “named executive officers.”

•	Joe A. Shearin — President and Chief Executive Officer of the Company and the Bank.
•	J. Adam Sothen — Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of the Bank.
•	Joseph H. James, Jr. — Senior Executive Vice President and Chief Operating Officer of the Company and the Bank.
•	James S. Thomas — Executive Vice President and Chief Credit Officer of the Bank.
•	Ann-Cabell Williams — Executive Vice President and Retail Executive (or REO) of the Bank.

The Company had three other executive officers, Mark C. Hanna, Executive Vice President and Tidewater Regional President of the Bank, Douglas R. Taylor, Executive Vice President and Chief Risk Officer of the Bank and Bruce T. Brockwell, Executive Vice President and Director of Commercial Banking of the Bank, during 2014. The discussion below is intended to help you understand the information provided in tables that follow and provide context for our overall executive compensation program.

Objective

The primary objective of our executive compensation program, as stated by our Executive Compensation Philosophy and Strategy, as reviewed, revised and restated in 2014, is to assure that we have competent and motivated executive management to lead the Company. To accomplish this objective, we must provide competitive levels of compensation to attract, retain and reward outstanding executives. The banking industry is very competitive, and excellent leadership is vital to design and execute our business plan. To that end, we believe that:

•	Our executive management should have compensation opportunities at levels that are competitive with peer institutions.
•	Total compensation should include “at risk” components that are linked to annual results, as well as to longer term performance.
•	Stock-based compensation should form a key component of total compensation as a means of aligning the interests of key executives with those of our shareholders.

Discussion of Our Approach

Our general approach is to provide executive compensation consistent with promoting shareholder value, with an emphasis on prudent risk and asset quality management. To this end, the Compensation Committee designs compensation plans and incentives to link the financial interests of the Company’s executive officers to the interests of shareholders, to support the Company’s long-term goals, to tie compensation to the Company’s performance and to attract, retain and motivate talented leadership. In each of the past several years, the Committee has retained Titan Group, LLC (“Titan”), an independent compensation consultant, to assist it in developing and administering its executive compensation program. Titan also provides consulting services to the Bank related to the Bank’s bank-owned life insurance policies, for which the Bank typically pays less than

$5,000 each year. The Compensation Committee has assessed the independence of Titan under applicable SEC and NASDAQ rules and concluded that the advice it receives from Titan is objective and not influenced by other relationships that could be viewed as conflicts of interest. For 2015, the Compensation Committee has retained as its independent advisor CT Executive Benefits Group, which was an affiliate of Titan before Titan was acquired by another compensation consulting firm in December 2014.

The Compensation Committee operates under a Charter which was updated and adopted in 2014 by the Boards of Directors of the Company and the Bank, which outlines the Committee’s duties and authority, and is guided by an Executive Compensation Philosophy and Strategy statement which provides an overall blueprint for developing and administering executive compensation programs. In addition, beginning in 2009 and continuing until October 21, 2013, as a result of the Company’s participation in the United States Department of the Treasury’s Capital Purchase Program, commonly known as “TARP,” the Committee and the Company had to comply with legal and contractual terms affecting the executive compensation process.

Participation in TARP Capital Purchase Program

In January 2009, the Company elected to participate in the Treasury’s Capital Purchase Program. The Company issued shares of Series A Preferred Stock and a warrant to purchase 373,832 shares of our common stock at a price of $9.63 per share to the Treasury in return for a $24.0 million TARP investment. On October 21, 2013, the Treasury completed the sale of all 24,000 shares of the Company’s Series A Preferred Stock to unaffiliated third party investors, terminating the Company’s participation in TARP.

As a result of our participation in TARP, until October 21, 2013 (the “TARP period”) the Company and the Bank were subject to, and to a limited extent continue to be subject to, the limits on executive compensation contained in Section 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 and as implemented by guidance and regulations issued by the Treasury, as amended from time to time (“TARP Regulations”), the most significant of which were as follows:

•	First, our senior executive officers for TARP purposes, who are currently Messrs. Shearin, Sothen, James, Thomas and Ms. Williams, and our next twenty most highly compensated employees are subject to a “clawback” which will require repayment of any bonus, incentive compensation or retention award paid during the TARP period if it is later proven that the payment was based on materially inaccurate financial statements or other performance metric criteria.
•	Second, during the TARP period, we were generally prohibited from making any severance payments (which includes any accelerated vesting) to our senior executive officers and our next five most highly compensated employees upon a departure from the Company or upon a change in control of the Company.
•	Third, during the TARP period, we were prohibited from paying or accruing any bonus, incentive compensation or retention award to our most highly compensated employee, except for (i) certain awards of long-term restricted stock with a value not exceeding one-third of his annual compensation as permitted by TARP Regulations, and (ii) any payments contractually required to be paid and to which he had a legally binding right as of February 11, 2009. Mr. Shearin was our most highly compensated employee throughout the TARP period.
•	Finally, we agreed not to claim any federal income tax deduction for compensation in any year during the TARP period in excess of $500,000 to any senior executive officer.

Consideration of Shareholder Advisory Vote on Executive Compensation

When reviewing executive compensation policies and setting compensation, the Compensation Committee pays close attention to advisory votes by shareholders to approve the compensation of our named executive officers. At last year’s annual meeting, approximately 97% of shares voted were cast in favor of our approach to executive compensation. The Compensation Committee acknowledges the broad support of our shareholders and continues to apply the principles described above and below in pursuit of a pay-for-performance culture.

At the Company’s 2014 Annual Meeting of Shareholders, approximately 95% of shares voted were cast in favor of a frequency of “every one year” for conducting an advisory vote on our executive compensation.

The Company, therefore, has decided to include an advisory vote on executive compensation every year. Following the 2015 Annual Meeting, the next advisory vote to approve the Company’s executive compensation will occur at the Company’s 2016 Annual Meeting of Shareholders.

Principles that Guide Executive Compensation

We rely upon the following principles in structuring compensation arrangements for our executive officers:

1.	Benchmarking — Our stated goal is to provide base salaries, long-term and short-term incentive compensation and benefits for our executives that are competitive with those offered by comparable Virginia banking institutions. In order to analyze competitiveness in the marketplace, we relied in 2014 upon an analysis of peer institutions, similar in asset size and corporate structure, prepared by Titan. During 2015 we plan to rely upon a similar analysis of peer institutions prepared by CT Executive Benefits Group when analyzing competitiveness of our executive compensation in the marketplace. The members of this peer group for 2014 and 2015 are:

American National Bankshares Inc.
C & F Financial Corporation
Community Bankers Trust Corporation
Middleburg Financial Corporation
Monarch Financial Holdings, Inc.
National Bankshares, Inc.
Old Point Financial Corporation
Southern National Bancorp of Virginia, Inc.
WashingtonFirst Bankshares, Inc.
Valley Financial Corporation
Xenith Bankshares, Inc.

Access National Corporation, which has been a member of the peer group in the past, was replaced by Southern National Bancorp of Virginia, Inc., and Xenith Bankshares, Inc. was added to the peer group. Although Access National Corporation’s balance sheet is a similar size as the Company’s, Southern National Bancorp of Virginia, Inc. and Xenith Bankshares, Inc. have business models and geographic footprints that are more similar to the Company’s business model and geographic footprint.

For our executive management, we believe that total compensation should be near the 50th percentile of our peer group.

2.	Allocation of Elements of Compensation — We believe that the weighting of elements of total compensation (specifically salary, annual bonus and long-term incentives) should vary within the management group as appropriate to reflect the role of each senior manager and his or her ability to influence the Company’s performance (see matrix in Annual Bonus discussion below). Over time, and especially now that the constraints of the TARP Regulations no longer apply, we expect to shift the weighting of total compensation more toward variable compensation (annual bonus and long-term incentives).
3.	Pay for Performance — To promote shareholder value, we are continuing to focus on performance-based incentives. In 2007, we have administered a long-term incentive program for our executive management consistent with this principle.

Elements of Compensation

The Company uses the following elements of compensation and benefits to recruit, retain and reward its key executives:

1.	Salary — A competitive salary for key executives is essential. Furthermore, flexibility to adapt to the particular skills of an individual or the specific needs of the Company is required. In February or March, Mr. Shearin presents to the Compensation Committee salary adjustment recommendations (consisting of merit adjustments and market adjustments, as applicable) for the year for executive management, other than himself, based on performance of the Company and of the specific individuals during the prior year. The Committee reviews the recommendations, makes any further adjustments and approves the changes. Mr. Shearin’s salary is reviewed by the Compensation Committee, and is approved by the Board of Directors in executive session. The employment agreements between the Company and certain members of executive management are discussed later in this section. Salary levels are typically determined by comparison to peer group salaries for comparable executive positions and based on an evaluation of the executive’s performance during the prior year. Company performance compared to peer group and the factors discussed in the matrix under Annual Bonus below are also considered in Mr. Shearin’s recommendations to adjust salaries and the Compensation Committee’s decisions.

As a result of improving financial performance and to recognize the contributions of executive management for this improvement, the Committee accepted Mr. Shearin’s recommendation for a 3% merit increase for salaries of executive management (other than himself) in 2014. The Committee also recommended and the Board of Directors in executive session approved a 3% merit increase to Mr. Shearin’s salary for 2014. These base salary increases became effective March 1, 2014.

2.	Annual Bonus — We offer key executives an opportunity to participate in our Annual Bonus Plan for Key Executives (the “Annual Bonus Plan”). The Annual Bonus Plan provides our executive officers an opportunity to earn an annual cash bonus of up to 25% of the officer’s salary. The Annual Bonus Plan targets specific financial and non-financial objectives that directly contribute to the overall success of the Company, and is designed to motivate key executives to achieve, and then reward them for achieving, those objectives.

At the beginning of the year the target amount of bonus for each executive officer under the Annual Bonus Plan is set by the Committee for the CEO, and recommended by the CEO and approved by the Committee for other members of executive management. Also at the beginning of the year, the performance metrics and the weighting for each such metric is set by the Committee for the CEO, and recommended by the CEO and approved by the Committee for other members of executive management. As approved by the Committee for 2014, the Annual Bonus Plan incorporates the following performance metrics and establishes performance objectives for these metrics: risk management, financial reporting, budget compliance, asset quality, asset growth, net income growth and critical factors. The weightings of the performance metrics, as approved by the Committee, vary among members of executive management.

After each completed year, performance against the Annual Bonus Plan’s performance metrics and objectives is evaluated by the Committee for the CEO’s performance, and by the CEO for performance of all other participants. The CEO proposes bonus payments under the Annual Bonus Plan for all participants other than himself, and the Committee reviews the performance of each participant and determines and approves all bonus payments under the Annual Bonus Plan. Although the calculation of a bonus is based on analysis of performance against the specific goals under the Annual Bonus Plan, the Committee retains ultimate discretion to pay higher or lower bonuses than what would be earned based on performance with regard to the performance objectives, or to pay no bonuses to participants for a particular performance year.

The table below presents the target bonus amount for each named executive officer under the Annual Bonus Plan as approved by the Committee for 2014.

Target Bonus, as a % of Base Salary*
Joe A. Shearin	25
J. Adam Sothen	15
Joseph H. James, Jr.	15
James S. Thomas	15
Ann-Cabell Williams	15

*	Base salary as of March 1, 2014 is used to calculate the named executive officer’s target bonus amount.

The table below presents the performance metrics for each named executive officer that were approved by the Committee for 2014. Under the Annual Bonus Plan, an executive’s performance may result in partial credit for a particular performance metric if a target performance objective is not met, or may result in more than 100% credit for a particular performance metric in the case of superior performance that exceeds the relevant target performance objective (subject to the Annual Bonus Plan’s maximum cap on bonus amounts to any participant of 25% of the participant’s salary).

	Percent Weighting by Position
Metric	CEO	COO	CFO	CCO	REO
Risk management	15	15	15	15	15
Financial reporting	5	—	20	—	—
Budget compliance	15	15	10	10	15
Asset quality	20	15	10	25	10
Asset growth	15	15	10	15	15
Net income growth	15	15	15	15	20
Critical factors	15	25	20	20	25
	100	100	100	100	100

Target performance objectives for 2014 for each of the performance metrics listed above was:

•	Risk management — Adherence to regulatory and audit requirements with unqualified opinion from registered public accounting firm and satisfactory rating from regulatory authorities. A satisfactory rating from regulatory authorities was met in 2014. An unqualified opinion from our registered public accounting firm was met in 2014.
•	Financial Reporting — Timely and accurate reporting to the SEC and the Board of Governors of the Federal Reserve System without adverse comment, and to the Company’s Board of Directors and its committees. This performance target was met in 2014.
•	Budget compliance — Compliance with division and department-specific budgets. This performance target was not met in 2014 for any of the Annual Bonus Plan’s participants.
•	Asset quality — Maintain asset quality above the average of named peer group and receive a satisfactory review on the credit quality of the loan portfolio by an independent third party. These performance targets were met in 2014.
•	Asset growth — Achieve average assets of $1.059 billion. In 2014, our actual average assets were $1.068 billion. This performance target was met in 2014.
•	Net income growth — Achieve net income of $6.7 million, before preferred dividends. In 2014, our net income before payment of preferred dividend was $5.7 million. This performance target was not met in 2014.
•	Critical factors are at the individual level and in many cases include confidential information. All individual critical factors were achieved.

After reviewing 2014 performance against the performance objectives and analyzing achievement levels for the relevant performance metrics, including considering Mr. Shearin’s recommendations for the other participants in the Annual Bonus Plan, the Compensation Committee awarded bonuses to our named executive officers that approached each such executive’s target bonus opportunity for 2014. For more information on amounts paid for 2014 performance pursuant to the Annual Bonus Plan, see the Summary Compensation Table below.

In addition to the annual incentives determined under the Annual Bonus Plan described above, the Board approved a special bonus in 2014 for Mr. Shearin. This bonus was approved and paid in recognition of and appreciation for Mr. Shearin’s services and leadership, and achievement of improved regulatory exam results and the termination of the MOU during the first quarter of 2014. These regulatory improvements marked a major milestone in the Company’s progress toward its strategic plan, and have resulted and are expected to continue to result in further improvements to the Company’s financial and operational condition.

3.	Long-Term Incentives — In 2003, our shareholders approved an amendment to the 2000 Stock Incentive Plan, resulting in the 2003 Stock Incentive Plan (the “2003 Plan”), which authorized the granting of up to 400,000 shares of Company common stock pursuant to grants of stock options, stock appreciation rights, common stock, restricted stock and phantom stock. Under the terms of the 2003 Plan document, after April 17, 2013 no more awards may be granted under the 2003 Plan. Any awards previously granted under the 2003 Plan that were outstanding as of April 17, 2013 remained outstanding and will vest, etc. in accordance with their regular terms.

In 2007, our shareholders approved the 2007 Equity Compensation Plan which authorizes the granting of up to 400,000 shares of Company common stock pursuant to grants of stock options, stock appreciation rights, common stock, restricted stock, performance shares, incentive awards and stock units. As of December 31, 2014, there were 270,258 shares still available to be granted as awards under the 2007 Equity Compensation Plan.

In light of limitations imposed by the TARP Regulations, in February 2010, the Committee approved a TARP-compliant long-term restricted stock program for awards during the TARP period. This program provided for the grant of time-based restricted stock that qualified as an exception to TARP Regulations’ general rule that the most highly compensated employee cannot accrue or be paid any bonus, incentive compensation or retention award during the TARP period. For as long as the Company remained subject to the TARP Regulations, the Committee determined to grant stock awards, if any, to executive management in accordance with the terms and conditions of the TARP-compliant long-term restricted stock program stated below. The grants of TARP-compliant long-term restricted stock, from 2010 through 2013, are subject to the following terms and conditions.

1.	Value of the Grant: A grant could not exceed in value 33 1/3% of an executive’s “total compensation” as defined under TARP Regulations.
2.	Minimum Vesting: An executive shall have no vesting in any award unless he or she continues in service with the Company for at least two years following the date of grant.
3.	Graduated Vesting: A portion of the restricted stock that has otherwise vested may generally become transferable only upon the repayment to the Treasury of the TARP investment by the Company under the Capital Purchase Program as follows:

	% Repayment	% Transferable
a.	25%	25%
b.	50%	50%
c.	75%	75%
d.	100%	100%

Because the Company’s participation in TARP concluded on October 21, 2013 when Treasury sold all of its shares of the Company’s Series A Preferred Stock, as of October 21, 2013 (a) all previously vested portions of TARP-compliant restricted stock awards became freely transferable, and (b) all unvested portions of TARP-compliant restricted stock awards will become freely transferable when vested in accordance to the award’s terms.

In December 2010, the Company cancelled 8,000 shares of restricted stock previously awarded to Mr. Shearin in 2009, because the award did not contain the terms necessary to comply with the TARP executive compensation limits. In conjunction with this cancellation, the Company granted a TARP-compliant restricted stock award to Mr. Shearin in an equal amount of shares and in substantially the same form as previously awarded.

Other than this award to Mr. Shearin in 2010, no stock awards were granted to any of the named executive officers in 2010 or 2011.

In June 2012, the Company granted 34,000 shares of restricted stock under the 2007 Equity Compensation Plan to its executive officers in the form of TARP-compliant restricted stock awards. In November 2013, the Company granted 38,000 shares of restricted stock under the 2007 Equity Compensation Plan to its executive officers. All of these shares are subject to time vesting over a five year period, and generally vest 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date.

The grants were made by the Committee in 2012 and 2013 to recognize the contributions of executive management to improve the financial performance of the Company, and to provide a long-term incentive to maximize the value of the Company.

With the lifting of the constraints of the TARP Regulations, the Committee reviewed, revised and re-implemented the Long Term Incentive Plan that had been in effect before the Company participated in the TARP program. For 2014, the Committee awarded restricted stock grants that are 50% based on time vesting and 50% based on performance vesting, in each case subject to earlier forfeiture or accelerated vesting under circumstances described in the award agreement.

1.	Time Vested — One half of shares granted will vest as follows:

a.	March 31, 2015	20%
b.	March 31, 2016	20%
c.	March 31, 2017	20%
d.	March 31, 2018	20%
e.	March 31, 2019	20%
2.	Performance Vested — One half of shares granted will vest March 31, 2017 if, and only if, for calendar year 2016 either Earnings Per Share or Return on Assets of the Company equals or exceeds the 60th percentile of the peer group discussed above under “Benchmarking.” One quarter of the shares granted will vest if for calendar year 2016 the Company’s ranking for Earnings Per Share or Return on Assets, whichever is higher, is less than the 60th percentile of the peer group but equals or exceeds the 50th percentile, as shown in the following table:

Higher of EPS or ROA Ranking	Vesting Percentage of the Performance Vested Shares
60th percentile and above	100%
50th percentile up to but excluding 60th percentile	50%
below 50th percentile	0%

The Committee will determine the extent to which the performance for fiscal/calendar year 2016 is achieved. If any financial institution included in the peer group is acquired or otherwise changes its structure or business prior to December 31, 2016 such that it is no longer reasonably comparable to the Company (as determined by the Committee), the Committee may eliminate such financial institution from the peer group in determining performance. In the case of any such elimination, the Committee may, but is not required to, replace the eliminated financial institution with another financial institution which it considers reasonably comparable to the Company.

Subject to accelerated vesting in the event of a change in control or the executive’s death, disability or retirement at or after age 65 with consent of the Board (or its delegee) where cause for termination is not present, the shares will be forfeited, to the extent not yet vested, if the executive’s employment terminates prior to a vesting date. The 2014 restricted stock grants are subject to clawback by the Company, in accordance with any Company clawback policy that may be adopted or any applicable law from time to time.

4.	Employment Agreements — Assuring the continued service of key executives is essential to the successful future of the organization. Employment agreements, which help retain key executives during a possible change of control situation (and until October 21, 2013, subject to applicable TARP regulations), assist the Company by providing security to key executives. Base salary figures presented in the individual contracts below were determined by the executive’s base salary at the time that the contract was executed.

The Company and each of Joe A. Shearin, Joseph H. James, Jr. and James S. Thomas are parties to an employment agreement entered into as of January 1, 2008, March 4, 2008 and January 10, 2008, respectively. Mr. Shearin’s employment agreement was amended March 19, 2015, as described further below. Mr. Shearin’s employment agreement provides for him to serve as our President and Chief Executive Officer and President of the Bank and provides for an initial base salary of $285,000. His employment agreement is for a rolling three-year term, unless either party provides written notice that the employment term should not be renewed and extended. Mr. James’s employment agreement provides for him to serve in an executive officer capacity and provides for an initial base salary of $139,100. Mr. Thomas’s employment agreement provides for him to serve in an executive officer capacity at an initial base salary of $126,500. The Board of Directors, in its discretion, may increase the base salary of each of Messrs. Shearin, James and Thomas. The employment agreements with Messrs. James and Thomas currently terminate on December 31, 2015; however, each December 31, the term of their employment agreements will be renewed and extended by one year, unless notice of termination has been provided prior to such time. As of April 1, 2015, the Company has not entered into employment agreements with J. Adam Sothen, Executive Vice President and Chief Financial Officer, or Ann-Cabell Williams, Executive Vice President and Retail Executive.

Under each employment agreement, the executive’s employment may be terminated by the Company with or without cause. If the executive resigns for “good reason” or is terminated without “cause”, as those terms are defined in the employment agreement, however, he is entitled to receive a monthly payment equal to one-twelfth his rate of annual base salary in effect immediately preceding such termination for the remainder of the term of the agreement (the “salary continuation benefit”). If the executive’s employment terminates for good reason or without cause within one year of a change in control of us (as defined in the employment agreement), he will also be entitled to a lump sum severance payment approximately equal to the excess, if any, of 299% of his annualized cash compensation for a period that precedes the change in control as determined under the Internal Revenue Code of 1986, as amended (the “Code”), over the total amount of his salary continuation benefit described above. If the executive is terminated for “cause,” he will thereafter have no right to receive compensation or other benefits.

In addition, prior to the amendment of Mr. Shearin’s employment agreement, Mr. Shearin’s agreement also provided that if Mr. Shearin's employment terminates for good reason or without cause, Mr. Shearin will be entitled to receive continuing health insurance benefits for himself and his dependents for the shorter of the remainder of the then current term of his agreement or the period for which he would be entitled to COBRA benefits, in either case with such premiums paid by the Company (the “health insurance continuation benefit”), and will be entitled to receive out-placement services for up to two years, including job search services, paid for by the Company up to a total of $10,000. On March 19, 2015, Mr. Shearin’s employment agreement was amended to provide that the health insurance continuation benefit will continue for 36 months following termination of Mr. Shearin’s employment. The amendment to Mr. Shearin’s employment agreement also added a new termination provision that allows us to terminate Mr. Shearin’s employment agreement unilaterally in connection with a change in control and pay out the value of all benefits under the employment agreement in a lump sum, as allowed by Section 409A of the Code. In all other respects, Mr. Shearin’s employment agreement remains unmodified and in full force and effect.

Each agreement also contains a confidentiality provision without a time limit and a covenant not to compete that is in effect while the individual is an executive and employee and for a twelve month period after the termination of his employment. If, however, the executive breaches the confidentiality provision or the covenant not to compete, the executive will have no right to further post-termination payments or benefits provided by his employment agreement.

Each executive who currently has an employment agreement with the Company entered into a “consent” letter agreement by which he accepted the terms and conditions imposed as part of the Company’s participation in the TARP Capital Purchase Program and further agreed to make any additional conforming amendments to his employment or change in control agreement. These limitations no longer apply, subject to very limited exceptions.

5.	Perquisites — The Company provides its named executive officers with limited perquisites in the scope of their employment. We provide personal commuting use of a company car to the CEO, COO and REO. We reimburse the CEO for certain annual physical examination and related medical expenses. Additionally, the Company reimburses certain business travel expenses of the CEO’s spouse in accordance with the Company’s Excessive or Luxury Expenditure Policy. We reimburse country club and golf membership fees for Mr. Thomas, and beginning in 2015, also for Mark C. Hanna, Executive Vice President and President of the Peninsula Region of the Bank. In addition, we provide a monthly housing allowance for Mr. Sothen, and we provide a cellular phone allowance to certain of our executives. Otherwise, we provide no other perquisites to our named executive officers that are not generally available to all employees on a nondiscriminatory basis, except with very limited and immaterial exceptions. The perquisites provided to our named executive officers do not exceed $10,000 in the aggregate for any named executive officer on an annual basis.
6.	Supplemental Retirement Benefit — We believe that maintaining a supplemental retirement plan plays an important role in providing “pension equity” and in retaining key executives. We intend for employees generally, including key executives, to receive a combined retirement benefit from Social Security, qualified retirement plans of the Company and, if necessary, supplemental nonqualified arrangements approximating 70% of their pre-retirement income. For that reason, effective January 1, 2008 we adopted a supplemental executive retirement plan which currently covers Mr. Shearin as its only named executive officer participant, as his retirement benefit from other sources is projected to fall short of the replacement target. The plan provides for an annual benefit at age 67 of $155,000. Full vesting occurs only at age 67, with partial vesting of approximately 5% for each year of service after age 52. Benefits are payable monthly for 15 years. There is no pre-retirement death benefit, but a beneficiary can be named to receive the remaining payments for the 15-year period after benefits have commenced. In 2014 the Committee reviewed the arrangement, making no changes with respect to Mr. Shearin, but the plan has been amended to include Mark C. Hanna, who was a participant in a similar plan sponsored by Virginia Company Bank before it was acquired by the Company.
7.	Executive Severance Plan — During March 2015 we adopted an executive severance plan covering each officer of the Company and the Bank at the Executive Vice President level or above who does not have an employment agreement with the Company or the Bank. Presently, Messrs. Brockwell, Sothen and Taylor and Ms. Williams participate in this plan. The plan provides severance pay and benefits to participants following certain termination events. The severance pay and benefits under the plan consist of (i) base salary continuation at the rate in effect on the date of termination (the “Severance Salary Continuation Benefit”) and (ii) continued payment of an amount equal to the employer-paid portion of the monthly medical premium for the participant and his or her covered spouse and dependents on the date of termination, if the participant elects and receives medical insurance coverage under COBRA following termination of employment (the “Severance Medical Insurance Benefit”). Under the plan, a participant whose employment is terminated other than for “cause” (as defined in the plan) and other than in connection with a “change in control” of the Company (as defined in the plan) will receive the Severance Salary Continuation Benefit and the Severance Medical Insurance Benefit for six months following termination of employment. Instead of receiving the severance pay and benefits described above, a participant whose employment is terminated other than for cause within one year following a change in control, or who experiences a “constructive discharge” (as defined in the plan) within one year following a change in control, will receive the Severance Salary Continuation Benefit and the Severance Medical Insurance Benefit for twelve months following termination of employment. Payment of the Severance Salary Continuation Benefit and the Severance Medical Insurance Benefit is contingent in all cases on the participant providing a general release of claims in favor of the Company.
8.	Bank Owned Life Insurance — We have invested in bank owned life insurance products covering certain key employees of the Company and the Bank, including the Company’s named executive officers. We think that bank owned life insurance can serve as a valuable key employee compensation and retention tool that simultaneously earns interest income for the Bank, and can provide insurance coverage that supplements or replaces coverage that is otherwise available to all of the Company’s employees under the Company’s group term life insurance program. The Company presently maintains bank owned life insurance policies for the Company’s named executive officers, with a death benefit paid to the beneficiaries of each named executive officer of four times base salary. Because the Company’s named executive officers have a death benefit of four times base salary under the bank owned life insurance policies, the named executive officers are no longer covered by the Company’s group term life insurance program.

Conclusion

During 2015, we anticipate that the Compensation Committee, with assistance from its independent consultant, will continue its ongoing administration and evaluation of our executive compensation approach consistent with our philosophy which aligns with our business plan.

Compensation Committee Report

The Compensation Committee consists entirely of independent directors. The Compensation Committee is composed of Eric A. Johnson (Chairman), F. L. Garrett, III, Boris M. Gutin and Ira C. Harris, Ph.D., CPA. The same individuals served on the Compensation Committee during 2014, with the exception that Mr. Straughan also served on the Compensation Committee until his retirement on March 17, 2014. The Committee administers the Company’s and the Bank’s executive compensation program, recommends to the Company’s Board of Directors the compensation of the Chief Executive Officer and establishes the compensation of the other executive officers.

The Committee reviewed and discussed the Compensation Discussion and Analysis (“CDA”) with management and based on such review and discussion, the Committee recommended to the Board of Directors that the CDA be included in this Proxy Statement.

The Compensation Committee

Eric A. Johnson, Chairman
F. L. Garrett, III
Boris M. Gutin
Ira C. Harris, Ph.D., CPA

Compensation Policies and Practices as They Relate to Risk Management

The Company, under the guidance of the Compensation Committee, has reviewed the compensation policies and practices of the Company as they relate to risk management. This review included both executive officer and non-executive officer compensation policies and practices and factors in place to mitigate risk. In conducting the review, management focused on the risks associated with the Company’s compensation policies and practices and evaluated those risks in light of the Company’s operations and the internal compensation approval and compliance systems. The Company has determined that its policies and practices, including mitigating factors, are not reasonably likely to have a material adverse effect on the Company.

Although the Company is no longer a participant in the Capital Purchase Program, the Compensation Committee decided to retain the position of Chief Risk Officer and to meet with the Company’s Chief Risk Officer to discuss, evaluate and review the Company’s compensation plans and the risks these plans pose to the Company. In connection with this risk review, the Compensation Committee will identify and limit or mitigate features in the Company’s compensation plans that could encourage the taking of unnecessary and excessive risks that pose risks to the Company (including behavior focused on short-term results rather than long-term value creation). In addition, the Committee will discuss, evaluate and review employee compensation plans and eliminate or mitigate features that could encourage the manipulation of reported earnings to enhance an employee’s compensation. These reviews are completed at least once a year.

For the review conducted during March 2015, the Committee evaluated the compensation plans discussed in the “Compensation Discussion and Analysis” presented above, as well as several additional employee compensation arrangements that provide for variable cash compensation, bonus, commission or incentive payments to other employees. As a result of the risk and manipulation review, the Compensation Committee concluded that these plans do not encourage unnecessary and excessive risks that threaten the value of the Company or the manipulation of reported earnings to enhance the compensation of any employee and determined that the potential risks arising from these plans are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of the Company or any of our subsidiaries. In addition, there are no Compensation Committee interlocks with other entities with respect to any such member. The CEO attends Compensation Committee meetings that discuss matters not directly related to the CEO, but is not a member of the Compensation Committee.

Compensation

The following table shows, for the fiscal years ended December 31, 2014, 2013 and 2012, the total compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the “named executive officers” in all capacities in which they served.

Material terms of plans that govern awards included in the Summary Compensation Table, the relationship of salary and bonus to total compensation and material terms of certain employment agreements including post-termination payments are discussed in the “Compensation Discussion and Analysis” above.

Summary Compensation Table for 2014

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)(7)	All Other Compensation ($)(8)	Total ($)
Joe A. Shearin President and Chief Executive Officer and Director of the Company and the Bank	2014	$328,511	$25,000	$57,188	$85,000	$83,123	$10,965	$589,787
	2013	318,135	—	80,400	—	146,756	11,475	556,766
	2012	305,618	—	44,640	—	95,483	11,250	456,991
J. Adam Sothen Executive Vice President and Chief Financial Officer of the Company and the Bank	2014	$143,074	$—	$22,875	$21,957	$—	$4,292	$192,198
	2013	136,261	12,000	33,500	—	—	4,448	186,209
	2012	130,175	—	14,880	—	—	3,914	148,969
Joseph H. James, Jr. Senior Executive Vice President and Chief Operating Officer of the Company and the Bank	2014	$188,510	$—	$22,875	$27,135	$—	$8,483	$247,003
	2013	183,019	12,000	33,500	—	32,004	8,776	269,299
	2012	177,688	—	22,320	—	1,406	7,996	209,410
James S. Thomas Executive Vice President and Chief Credit Officer of the Company and the Bank	2014	$163,113	$—	$22,875	$23,480	$—	$7,079	$216,547
	2013	158,363	12,000	33,500	—	15,457	7,082	226,402
	2012	153,750	—	14,880	—	3,834	6,932	179,396
Ann-Cabell Williams Executive Vice President and Retail Executive of the Company and the Bank	2014	$141,365	$—	$22,875	$20,296	$—	$6,369	$190,905
	2013	137,248	12,000	20,100	—	—	6,716	176,064
	2012	133,250	—	14,880	—	—	6,002	154,132

(1)	The salary amounts reported for 2012 and 2013 in the Summary Compensation Table included in previous proxy statements incorrectly reported Medicare wages instead of gross wages, and we have corrected those amounts in the table above.
(2)	The amounts in this column reflect the discretionary bonus awarded to Mr. Shearin during 2014, as discussed on page 23, and the “Success Bonus” awarded in 2013 to each of the named executive officers, other than Mr. Shearin who was not eligible to receive such a bonus under still applicable TARP Regulations at that time.
(3)	The amounts in this column reflect the aggregate grant date fair value of the restricted stock awards, computed in accordance with ASC Topic 718, in the case of time-based restricted stock awards, based on the closing price of a share of our common stock as reported on the NASDAQ Global Market on the grant date and, in the case of performance-based restricted stock awards, based on a probable outcome of 50% vesting. The grant date fair values for the 2014 performance-based restricted stock awards, based on achievement of the maximum vesting, would be as follows: Mr. Shearin — $38,125, and Messrs. Sothen, James and Thomas and Ms. Williams — $15,250. On October 15, 2014 the Company granted 32,500 shares of restricted stock to its named executive officers. 50% of these shares are subject to time vesting in five equal annual installments beginning on March 31, 2015. The remaining 50% of these shares are subject to performance vesting and will vest on March 31, 2017 to the extent financial performance requirements for fiscal year 2016 are met. On November 18, 2013, the Company granted 30,000 shares of restricted stock to its named executive officers as TARP compliant restricted stock awards. All of these shares are subject to time vesting over a five year period, and generally vest 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date. On June 29, 2012, the Company granted 34,000 shares of restricted stock to its named executive officers as TARP compliant restricted stock awards. All of these shares are subject to time vesting over a five year period, and generally vest 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date.
(4)	No stock options were granted to the named executive officers in 2014, 2013 or 2012.

(5)	Annual cash bonuses earned under the Annual Bonus Plan are reported in this table as Non-Equity Incentive Plan Compensation.
(6)	Includes the change in actuarial present value of the executive's accumulated benefit in the qualified defined benefit pension plan, and for Mr. Shearin only, also includes the change in his balance in the nonqualified supplemental executive retirement plan. All changes in values are based on reports from independent advisors, using the assumptions described in the “Pension Plan” and “Supplemental Executive Retirement Plan” sections of this Proxy Statement. The 2014 changes in pension value were negative, driven largely by an increase in the discount rate applied to calculate the present value of future pension payments. The 2014 changes in pension value for Messrs. James and Thomas were ($15,670) and ($5,708), respectively.
(7)	In 2014 for Mr. Shearin, a $104,528 increase in his accumulated benefit under the supplemental executive retirement plan was partially offset by a ($21,405) change in pension value. In 2013 for Mr. Shearin, there was a $41,550 change in pension value and a $105,206 increase in his accumulated benefit under the supplemental executive retirement plan. In 2012 for Mr. Shearin, there was a $4,961 change in pension value and a $90,522 increase in his accumulated benefit under the supplemental executive retirement plan.
(8)	All Other Compensation includes the Company’s 401(k) match for 2014, 2013 and 2012. The value of perquisites for each executive does not exceed $10,000 in any year, and therefore are not reported in this table.

Stock Incentive Plans

The Company’s 2003 Stock Incentive Plan provided, and the 2007 Equity Compensation Plan provides for the granting of both incentive and non-qualified stock options and restricted stock awards to executive officers, key employees and directors of the Company and its subsidiaries. The terms of these plans were disclosed in the Company’s 2003 Proxy Statement for the 2003 Stock Incentive Plan as filed with the SEC on March 24, 2003 and the 2007 Proxy Statement for the 2007 Equity Compensation Plan as filed with the SEC on March 21, 2007.

Grants of Plan-Based Awards

The following table presents information regarding possible payouts to each of the named executive officers under the Company’s Annual Bonus Plan for 2014 and grants of equity awards to the named executive officers during 2014. The Company did not make any option grants during 2014, but did grant 32,500 shares of restricted stock under the 2007 Equity Compensation Plan to our named executive officers during 2014.

Grants of Plan-Based Awards — 2014

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joe A. Shearin	—	—	$82,528	$82,528	—	—	—	—	—
	10/15/14	—	—	—	3,125	6,250	—	—	$19,063
	10/15/14	—	—	—	—	—	—	6,250	$38,125
J. Adam Sothen	—	—	$21,633	$36,055	—	—	—	—	—
	10/15/14	—	—	—	1,250	2,500	—	—	$7,625
	10/15/14	—	—	—	—	—	—	2,500	$15,250
Joseph H. James, Jr.	—	—	$28,415	$47,358	—	—	—	—	—
	10/15/14	—	—	—	1,250	2,500	—	—	$7,625
	10/15/14	—	—	—	—	—	—	2,500	$15,250
James S. Thomas	—	—	$24,586	$40,977	—	—	—	—	—
	10/15/14	—	—	—	1,250	2,500	—	—	$7,625
	10/15/14	—	—	—	—	—	—	2,500	$15,250
Ann-Cabell Williams	—	—	$21,308	$35,514	—	—	—	—	—
	10/15/14	—	—	—	1,250	2,500	—	—	$7,625
	10/15/14	—	—	—	—	—	—	2,500	$15,250

(1)	Each of the named executive officers was eligible to receive a cash bonus award for 2014 under the Annual Bonus Plan discussed on page 22. The amounts shown in these columns reflect the maximum payment under the Annual Bonus Plan, which was 25% of the individual's base salary as of March 1, 2014, and the target payment, which was 15% of the individual’s base salary as of March 1, 2014, except for Mr. Shearin whose target payment was 25% of base salary as of March 1, 2014. There are no threshold payments under the Annual Bonus Plan.
(2)	On October 15, 2014 the Company granted 32,500 shares of restricted stock to its named executive officers. 50% of these shares are subject to time vesting in five equal annual installments beginning on March 31, 2015 and are reflected in the “All Other Stock Awards” column. The remaining 50% of these shares are subject to performance vesting and are reflected in the “Estimated Possible Payouts Under Equity Incentive Plan Awards” columns. These shares will vest on March 31, 2017 at either a 50% level or 100% level if financial performance requirements for fiscal year 2016 are met.
(3)	The amounts in this column reflect the grant date fair value of the restricted stock granted under the 2007 Equity Compensation Plan, computed in accordance with ASC Topic 718.

Outstanding Equity Awards at December 31, 2014

The following table indicates outstanding equity awards held by the named executive officers as of December 31, 2014.

Outstanding Equity Awards at December 31, 2014
		Option Awards			Stock Awards
							Equity Incentive Plan Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Joe A. Shearin	7/1/2005	4,862	$20.565	7/1/2015
	10/1/2006	4,725	21.16	10/1/2016
	6/29/2012				7,200	$46,584
	11/18/2013				12,000	$77,640
	10/15/2014				6,250	$40,438	3,125	$20,219
J. Adam Sothen	6/29/2012				2,400	$15,528
	11/18/2013				5,000	$32,350
	10/15/2014				2,500	$16,175	1,250	$8,088
Joseph H. James, Jr.	7/1/2005	3,000	$20.565	7/1/2015
	10/1/2006	3,500	21.16	10/1/2016
	6/29/2012				3,600	$23,292
	11/18/2013				5,000	$32,350
	10/15/2014				2,500	$16,175	1,250	$8,088
James S. Thomas	7/1/2005	2,500	$20.565	7/1/2015
	10/1/2006	3,500	21.16	10/1/2016
	6/29/2012				2,400	$15,528
	11/18/2013				5,000	$32,350
	10/15/2014				2,500	$16,175	1,250	$8,088
Ann-Cabell Williams	6/29/2012				2,400	$15,528
	11/18/2013				3,000	$19,410
	10/15/2014				2,500	$16,175	1,250	$8,088

(1)	All option grants vested four years after the date of grant.
(2)	There are 18,000 shares remaining from the 2012 restricted stock award. These shares will vest according to the following schedule: 33.3% or 6,000 shares will vest on June 29, 2015, 33.3% or 6,000 shares will vest on June 29, 2016 and 33.4% or 6,000 shares will vest on June 29, 2017. There are 30,000 shares remaining from the 2013 restricted stock award. These shares will vest according to the following schedule: 40% or 12,000 shares will vest on November 18, 2015, 20% or 6,000 shares will vest on November 18, 2016, 20% or 6,000 shares will vest on November 18, 2017 and 20% or 6,000 shares will vest on November 18, 2018.
(3)	There are 32,500 shares remaining from the 2014 restricted stock award. 50% of these shares are subject to time vesting in five equal annual installments beginning on March 31, 2015. The remaining 50% of these shares are subject to performance vesting and will vest on March 31, 2017 at either a 50% level (threshold) or 100% level (target) if financial performance requirements for fiscal year 2016 are met. The shares subject to performance vesting are reported in this table at the threshold level of achievement in accordance with SEC rules.
(4)	The market value of restricted stock is based on the $6.47 closing price of a share of our common stock as reported on the NASDAQ Global Market on December 31, 2014.

Option Exercises and Stock Vested

The following table presents information regarding restricted stock that vested during 2014 for each of our named executive officers. None of the named executive officers exercised stock options during 2014.

Option Exercises and Stock Vested for 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Joe A. Shearin	—	$—	5,600	$35,840
J. Adam Sothen	—	$—	1,600	$10,240
Joseph H. James, Jr.	—	$—	2,800	$17,920
James S. Thomas	—	$—	1,900	$12,160
Ann-Cabell Williams	—	$—	1,600	$10,240

(1)	Represents the gross number of restricted shares that vested during 2014, without taking into account any shares that may have been surrendered or withheld to satisfy applicable tax obligations.
(2)	Value realized is the gross number of shares that vested multiplied by the market price of a share of our common stock as reported on the NASDAQ Global Market on the date of vesting.

Equity Compensation Plans

The following table summarizes information as of December 31, 2014, relating to our 2003 Stock Incentive Plan and our 2007 Equity Compensation Plan, pursuant to which grants, restricted stock awards or options to acquire shares of common stock have been and in the case of our 2007 Equity Compensation Plan may be granted from time to time.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity Compensation Plans Approved by Shareholders:
2003 Stock Incentive Plan(2)	110,487	$18.76	—
2007 Equity Compensation Plan(3)	—	—	270,258
Equity Compensation Plans Not Approved by Shareholders(4)	—	—	—
Total	110,487	$18.76	270,258

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options.
(2)	The 2003 Stock Incentive Plan, amending and restating the 2000 Stock Option Plan, permitted grants of stock options, stock appreciation rights, common stock, restricted stock and phantom stock up to 400,000 shares and includes outstanding grants under the 2000 Stock Option Plan. Under the terms of the 2003 Plan document, after April 17, 2013 no more awards may be granted under the 2003 Plan. Any awards previously granted under the 2003 Plan that were outstanding as of April 17, 2013 remained outstanding and will vest, etc. in accordance with their regular terms.
(3)	The 2007 Equity Compensation Plan permits grants of stock options, stock appreciation rights, common stock, restricted stock, performance shares, incentive awards and stock units up to 400,000 shares.
(4)	The Company does not have any equity compensation plans that have not been approved by shareholders.

Pension Plan

The Company had a pension plan provided through the Virginia Bankers Association Insurance Trust. Until December 31, 2011, the plan was a defined benefit pension plan, and benefits were based on an employee's final five year average salary at the time of retirement, normally at age 65. All active, full-time employees of the Company and its subsidiaries were eligible to participate in the plan through December 31, 2007 at age 21 with one year of service. Employees did not contribute to the plan, and a participant became 100% vested upon completion of five years of service. Employees of predecessor Hanover Bank as well as EVB Investments, Inc. became eligible to participate in the plan as of October 1, 2003. Directors who were full-time employees were eligible for participation. The Company amended the pension plan on January 28, 2008. Under the terms of the amended plan, balances under the plan were frozen on December 31, 2007 for all plan participants except that participants who were then age 55 or greater or had at least 10 years of service with the Company on October 1, 2007 would remain in the existing plan and receive future contributions. Balances for Messrs. Shearin, James and Thomas were frozen as of December 31, 2007. The plan was further amended February 28, 2011 to freeze the plan with no additional contributions for grandfathered participants. Benefits for all participants have remained frozen in the plan since such action was taken. Effective January 1, 2012, the plan was converted to a cash balance plan. Under a cash balance plan, participant benefits are stated as an account balance. An opening account balance was established for each plan participant based on the lump sum value of his or her accrued benefit as of December 31, 2011 in the original defined benefit pension plan. Each participant’s account will be credited with an “interest” credit each year. The interest rate for each year is determined as the average annual interest rate on the 2 year U.S. Treasury securities for the month of December preceding the plan year. The present value of the accumulated benefit as listed below was calculated by our pension actuaries Sageview Consulting Group, LLC based on the assumptions listed below:

1.	Annuity Conversion of 1.25% for First Segment (5 yrs.), 4.57% for Second Segment (15 yrs.) and 5.60% for Third Segment (after 20 yrs).
2.	IRS Applicable Mortality as described in IRS Notice 2008-85.

The actuarial benefits for the named executive officers as of December 31, 2014 are presented in the table below:

Pension Benefits — Fiscal Year 2014

Name	Plan Name	Number of Years Credited Service (#)(1)(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Joe A. Shearin	*	6	$251,236	—
J. Adam Sothen	*	—	—	—
Joseph H. James, Jr.	*	7	202,708	—
James S. Thomas	*	4	101,888	—
Ann-Cabell Williams	*	—	—	—

*	VBA Master Defined Benefit Plan for Eastern Virginia Bankshares, Inc.
(1)	Named executive officers had their service years frozen at 2007 year end. As a result, the years of credited service under the plan do not match the named executive officers actual years of service, which are as follows: Mr. Shearin, 13 years, Mr. James, 14 years, and Mr. Thomas, 11 years.
(2)	Mr. Sothen and Ms. Williams are not eligible to participate in the plan.

Supplemental Executive Retirement Plan

Effective January 1, 2008, we adopted a supplemental executive retirement plan, which was subsequently amended on November 20, 2014. The plan currently covers Mr. Shearin as its only named executive officer participant, as his retirement benefit from other sources is projected to fall short of our goal of ensuring retirement income approximating 70% of pre-retirement income for our executive officers. The plan provides for an annual benefit at age 67 of $155,000. Full vesting occurs only at age 67, with partial vesting of approximately 5% for each year of service after age 52. Benefits are payable monthly for 15 years. There is no pre-retirement death benefit, but a beneficiary can be named to receive the remaining payments for the 15-year period after benefits have commenced.

The table below shows the accumulated benefit as of December 31, 2014 for the named executive officer under the supplemental executive retirement plan in effect at such time.

Pension Benefits — Fiscal Year 2014

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Joe A. Shearin	*	6	$526,191	—

*	Eastern Virginia Bankshares, Inc. Supplemental Executive Retirement Plan.

Potential Payments Upon Termination or Change in Control

Shown below are the estimated amounts which would have been payable under the three employment agreements in effect at December 31, 2014 if the executives’ employment had terminated as of December 31, 2014 without cause or for good reason either prior to or following a change in control, or upon the death of the named executive officer. Our employment contracts do not provide benefits upon voluntary termination, death, disability or change in control other than as disclosed below. Under our employment contracts, payment for termination without cause or if the executive resigns for good reason would be paid at the rate of one-twelfth ( 1/12) of base salary in each month for the remainder of the term of the agreement, which for Mr. Shearin is three years and for Messrs. James and Thomas could be up to one year. If employment is terminated without cause or if the executive resigns for good reason within one year after a change in control, our employment agreements provide that he will be entitled to an additional lump sum severance payment approximately equal to the excess, if any, of 299% of his annualized cash compensation for a period that precedes the change in control as determined under the Code over the total amount of the salary continuation benefit described above. We provide non-discriminatory life insurance benefits and provide disability coverage that all salaried employees can purchase at a group rate. In addition we maintain bank owned life insurance policies with respect to the twenty one most highly compensated employees, including each named executive officer.

The Board of Directors and Compensation Committee, as applicable, have concluded that these payments are appropriate based on an evaluation of what is appropriate in the community banking industry with particular focus on competitor banking companies in Virginia. Potential payments upon termination before or after a change in control or upon death do not influence decisions regarding any element of compensation. There are material conditions and obligations applicable to payments upon termination as outlined under “Executive Compensation”. The severance payments were limited by the restrictions on severance and other termination-related payments to which we were subject while the MOU was in place, and may otherwise be limited by applicable federal banking regulations. The MOU terminated effective March 13, 2014. For additional information regarding employment agreements, see “Executive Compensation” above.

Also shown below are the estimated values of the accelerated vesting of restricted stock that would occur under the named executive officers’ employment agreements or under the terms of the restricted stock awards upon certain termination events or a change in control, based on the closing price of a share of our common stock ($6.47) as reported on the NASDAQ Global Market on December 31, 2014. No values are provided for accelerated vesting of options, because all options held by the named executive officers at December 31, 2014 were fully vested and exercisable.

Potential Payments Upon Termination or Change in Control Table(1)

Name	Benefit	Termination Without Cause or for Good Reason	After Change in Control Termination Without Cause or for Good Reason(2)	Death
Joe A. Shearin	Post termination compensation(3)	$990,339	$990,339	$—
	Early vesting of restricted stock	—	205,099	—
	Early vesting of stock options(4)	—	—	—
	Bank owned life insurance(5)	—	—	1,320,452
		$990,339	$1,195,438	$1,320,452

J. Adam Sothen(6)	Post termination compensation	$—	$—	$—
	Early vesting of restricted stock	—	80,228	—
	Early vesting of stock options	—	—	—
	Bank owned life insurance(5)	—	—	576,873
		$—	$80,228	$576,873

Joseph H. James, Jr.	Post termination compensation	$189,430	$494,798	$—
	Early vesting of restricted stock	—	87,992	—
	Early vesting of stock options(4)	—	—	—
	Bank owned life insurance(5)	—	—	757,718
		$189,430	$582,790	$757,718

James S. Thomas	Post termination compensation	$163,909	$392,845	$—
	Early vesting of restricted stock	—	80,228	—
	Early vesting of stock options(4)	—	—	—
	Bank owned life insurance(5)	—	—	655,637
		$163,909	$473,073	$655,637

Ann-Cabell Williams(6)	Post termination compensation	$—	$—	$—
	Early vesting of restricted stock	—	67,288	—
	Early vesting of stock options	—	—	—
	Bank owned life insurance(5)	—	—	568,219
		$—	$67,288	$568,219

(1)	As noted above, certain of the benefits and payments reflected in this table were limited while the MOU was in place, or may otherwise be limited by federal banking regulations.
(2)	Our employment agreements provide that no payments made pursuant to the agreements shall constitute an “excess parachute payment” within the meaning of Section 280G of the Code (or any successor provision) and result in a loss of an income tax deduction by the Company or the imposition of an excise tax on the employee. If the Company's auditors determine that any payment or benefits provided under the agreement would be nondeductible by the Company under Section 280G of the Code, then the payments provided under the agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The amounts shown in this table do not reflect any potential reductions that may be imposed pursuant to this provision.
(3)	In addition to the post termination compensation shown above, if Mr. Shearin's employment terminated December 31, 2014 without cause or for good reason, with or without a change in control, Mr. Shearin would have been entitled to receive continuing health insurance benefits for himself and his dependents for the shorter of the remainder of the then current term of his agreement or the period for which he would be entitled to COBRA benefits, in either case with such premiums paid by the Company. The amounts in the table above do not reflect the amendment to Mr. Shearin’s employment agreement on March 19, 2015. Also in addition to the post termination compensation shown above, Mr. Shearin will be entitled to receive out-placement services for up to two years paid for by the Company up to a total of $10,000.
(4)	Messrs. Shearin, James, Jr. and Thomas did not have any unvested options as of December 31, 2014.
(5)	Death benefits represent life insurance payments that would be made to the named executive officer’s beneficiaries pursuant to bank owned life insurance policies. The Bank has acquired bank owned life insurance policies covering the twenty one most highly compensated employees (including all named executive officers) as of April 30, 2013; these policies provide for a death benefit of four times the deceased named executive officer’s base salary and a death benefit of three times the deceased employee’s base salary (non named executive officers). For all employees not covered by a bank owned life insurance policy, the Bank provides coverage under a group term life insurance policy that provides for a death benefit of three times the deceased employee’s base salary.
(6)	Mr. Sothen and Ms. Williams do not have employment agreements with the Company or any unvested options as of December 31, 2014.

PROPOSAL TWO
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As part of implementing the “say-on-pay” requirements of Section 14A of the Exchange Act, the SEC requires an advisory, non-binding shareholder vote to approve the compensation of the named executive officers as disclosed pursuant to SEC rules in this Proxy Statement. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not to endorse the Company’s executive pay program. The shareholder vote (i) is not binding on the Compensation Committee or the Board of Directors of the Company, (ii) may not be construed as overriding any decision by the Compensation Committee or the Board of Directors, and (iii) does not create or imply any additional fiduciary duty by such Committee or Board. As noted earlier, however, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Accordingly, our shareholders are hereby given the opportunity to cast an advisory vote to approve the Company’s named executive officer compensation as described above in this Proxy Statement under the heading “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation and the related narrative.

The Company has in place comprehensive executive compensation plans. This Proxy Statement full and fairly discloses all material information regarding the compensation of the Company’s named executive officers, so that shareholders can evaluate the Company’s approach to compensating its executives. The Company believes that its executive compensation is competitive, is focused on pay for performance principles, is strongly aligned with the long-term interests of our shareholders and is necessary to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and the enhancement of shareholder value. The Board of Directors believes the Company’s executive compensation achieves these objectives, and, therefore, unanimously recommends that shareholders vote “for” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

Certain Relationships and Related Transactions

Some of the directors and officers of the Company are at present, as in the past, customers of the Bank, and the Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates. These transactions have been, and in the future will be made, on substantially the same terms, including interest rates on deposits and interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with parties not related to the Company or the Bank. Except as described below these transactions do not involve more than the normal risk of collectability or present other unfavorable features. Loans to related parties are approved by the Bank’s board of directors with the related party (or any director with a material interest in the related party) not present. The aggregate balance of loans to directors and executive officers of the Company and Bank totaled $10.6 million at December 31, 2014, or 7.9% of the Company’s equity capital at that date.

Resource International, LTD (“Resource”), of which Mr. Fiore is President and co-owner, and Kings Charter Properties, LLC (“Kings Charter”), of which Mr. Fiore is a member, have loans currently outstanding with the Bank that at December 31, 2014 were classified as “substandard.” With respect to the three loans by the Bank to Resource, these loans had an aggregate outstanding principal balance of $1.6 million at March 31, 2015, and the Bank collected interest payments on these loans of $106 thousand and principal payments of $412 thousand during fiscal year 2014, and the largest aggregate principal amount outstanding since January 1, 2014 was $1.7 million. With respect to the one loan by the Bank to Kings Charter, this loan had an aggregate outstanding principal balance of $1.5 million at March 31, 2015, and the Bank collected interest payments on this loan of $119 thousand and principal payments of $508 thousand during fiscal year 2014, and the largest aggregate principal amount outstanding since January 1, 2014 was $2.1 million. These loans to Resource and Kings Charter have not experienced delinquencies in principal or interest payments. However, the Bank had classified these loans as “substandard” under its loan classification system based on the financial condition of Resource and Kings Charter. Mr. Fiore, Resource and Kings Charter continue to work with the Company and the Bank to ensure that these loans remain current. Subsequent to December 31, 2014 the three loans by the Bank to Resource had been upgraded and were no longer classified as “substandard.”

For additional information about other transactions between the Company or the Bank and directors or entities in which a director has an interest, please see “Independence of the Directors” beginning on page 13 of this Proxy Statement.

There were no other transactions since the beginning of 2014 between the Company’s directors or officers and the Company or the Bank, nor are there any proposed transactions in which the amount involved exceeds $120,000. Additionally, there are no legal proceedings to which any director, officer or principal shareholder, or any affiliate thereof is a party that are adverse to the Company or any of its subsidiaries or involve a material interest adverse to the Company or any of its subsidiaries.

The Board of Directors and the Company are committed to maintaining the highest legal and ethical conduct while fulfilling their responsibilities, and recognize that certain related party transactions can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of the Company and its shareholders. Accordingly, as a general matter, it is the Company’s preference to avoid related party transactions. Nevertheless, the Company recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to Related Parties on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

“Related Parties” include directors, director nominees, executive officers, shareholders known to own 5% or more of the Company’s voting stock, immediate family members of these persons, or any entity owned or controlled by these persons.

To the extent required under SEC rules, any transactions with a related party exceeding $120,000 that are determined to be directly or indirectly material to the related party are disclosed in the Company’s proxy statements. The Audit and Risk Oversight Committee reviews any related party transaction, except for extensions of credit, which are reviewed and approved through the Bank’s Regulation O loan review processes. Any member of the Audit and Risk Oversight Committee who is a Related Party with respect to a transaction under review by the Committee does not participate in the deliberations or vote on such transaction.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANT

The Audit and Risk Oversight Committee has appointed Yount, Hyde & Barbour, P.C. (“YHB”) as the Company’s independent registered public accountant for the fiscal year ending December 31, 2015. YHB also served as independent registered public accountant for the fiscal year ended December 31, 2014. In the event that the appointment of YHB is not ratified by shareholders at the Annual Meeting, the Audit and Risk Oversight Committee will consider making a change in the independent registered public accountant for 2016.

The Audit and Risk Oversight Committee is directly responsible for the appointment, compensation, retention and oversight of the work of YHB as the Company’s independent registered public accountant. In order to assure continuing auditor independence, the Audit and Risk Oversight Committee periodically considers whether there should be regular rotation of the Company’s auditor. The members of the Audit and Risk

Oversight Committee believe that the continued retention of YHB to serve as the Company’s independent registered public accountant is in the best interest of the Company and its shareholders.

Representatives of YHB are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to your questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C., AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

AUDIT INFORMATION

Fees of Independent Registered Public Accounting Firm

The following table presents the fees billed for professional audit services rendered by Yount, Hyde & Barbour, P.C. for the audit of the Company’s annual financial statements for the years ended December 31, 2014 and 2013, and fees billed for other services rendered by Yount, Hyde & Barbour, P.C. during those periods.

Independent Public Accountants' Fees

	2014		2013
	Fees	Percentage	Fees	Percentage
Audit fees(1)	$201,975	91.9%	$145,760	84.1%
Audit-related fees(2)	—	0.0%	18,550	10.7%
Tax fees(3)	17,900	8.1%	9,050	5.2%
All other fees	—	0.0%	—	0.0%
	$219,875	100.0%	$173,360	100.0%

(1)	Audit fees consist of fees paid for audit and review services, consents, report and attestation on internal control over financial reporting and review of documents filed with the SEC. The majority of the increase relates to fees incurred related to the acquisition of Virginia Company Bank.
(2)	Audit-related fees consist of fees paid for assistance and review services provided in connection with filing registration statements and consultation concerning financial accounting and reporting standards.
(3)	Tax fees consist of fees paid for preparation of federal and state income tax returns, and consultation regarding tax compliance issues. The majority of the increase relates to fees incurred related to the acquisition of Virginia Company Bank.

Pre-Approved Services

All of the audit services and non-audit services that were rendered by Yount, Hyde & Barbour, P.C. were pre-approved by the Audit and Risk Oversight Committee, which concluded that the provision of such services by Yount, Hyde & Barbour, P.C. was compatible with the maintenance of that firm’s independence in the conduct of their auditing functions. Although the Audit and Risk Oversight Committee does not maintain a formal policy for the pre-approval of audit and non-audit services, the Audit and Risk Oversight Committee generally pre-approves such services as part of the committee’s approval of the scope of the engagement of the independent registered public accountant. If any non-audit services are desired that were not so pre-approved, the Audit and Risk Oversight Committee generally pre-approves these services as necessary on a case-by-case basis.

Report of the Audit and Risk Oversight Committee

The following Report of the Audit and Risk Oversight Committee shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

The Audit and Risk Oversight Committee of the Company consists entirely of directors who meet the independence and financial expertise requirements of the NASDAQ listing standards and SEC rules. The Audit and Risk Oversight Committee is composed of Leslie E. Taylor, CPA (Chairman), W. Gerald Cox, Ira C. Harris, Ph.D., CPA and Charles R. Revere. The same individuals served on the Audit and Risk Oversight Committee during 2014, with the exception that Mr. Straughan also served on the Audit and Risk Oversight Committee until his retirement on March 17, 2014. The Audit and Risk Oversight Committee operates under a written Charter adopted by the Board of Directors.

The Audit and Risk Oversight Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent auditor is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States of America.

The Board of Directors has determined that Audit and Risk Oversight Committee Chairman Leslie E. Taylor, CPA, fulfills the applicable standard as an independent financial expert serving on the Audit and Risk Oversight Committee.

The Audit and Risk Oversight Committee met a total of eight times during 2014. During 2014 and 2015, the Audit and Risk Oversight Committee:

1.	Reviewed and discussed with management and the independent auditor the audited financial statements for the year ended December 31, 2014.
2.	Discussed with the independent auditor the independent auditor’s independence from the Company, including the provision of tax and other non-audit services to the Company and the matters required to be discussed by Statement of Auditing Standards No. 16, related to the conduct of the audit, and has concluded that the independent auditor is independent from the Company and its management.
3.	Reviewed with the independent auditor the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit and Risk Oversight Committee concerning independence.
4.	Reviewed and discussed with the independent auditor the overall scope and plans for their respective audits.
5.	Discussed with the Company’s internal auditor the scope and plans for their internal audit work, and received and discussed regular reports on the status of the audit work completed.
6.	Reviewed Internal Audit services provided by the firm of Fowler and Associates on an outsourced basis for the year 2014.
7.	Discussed with management, the independent auditor and the Company’s internal auditor the adequacy of the system of internal controls.
8.	Received regular updates on the status of the Company’s on-going compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
9.	Monitored on-going “whistleblower” procedures in compliance with Section 301 of the Sarbanes-Oxley Act of 2002.
10.	Provided Board oversight over the establishment of comprehensive risk management programs throughout the organization.
11.	Maintained a direct reporting relationship with the Chief Risk Officer of the Company, and received status reports at each meeting related to other on-going risk management activities within the organization, including but not limited to: internal control self-assessment, credit review, compliance, and regulatory activities within the organization, including those in connection with the MOU.

Based on the reviews and discussions referred to above, the Audit and Risk Oversight Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC. By recommending to the Board of Directors that the audited financial statements be so included, the Audit and Risk Oversight Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

The Audit and Risk Oversight Committee

Leslie E. Taylor, CPA, Chairman
W. Gerald Cox
Ira C. Harris, Ph.D., CPA
Charles R. Revere

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

The Company presently anticipates holding the 2016 annual meeting of shareholders on Thursday, May 19, 2016. Under Rule 14a-8 of Regulation 14A of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2016 annual meeting of shareholders must cause such proposal to be received, in proper form, at the Company’s principal executive offices at P.O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560, no later than December 23, 2015, in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting.

The Company’s bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the Rule 14a-8 process. For a shareholder to nominate a candidate for director at the 2016 annual meeting of shareholders, or for a shareholder to bring other business before the 2016 annual meeting of shareholders, notice of nomination or other business for the 2016 annual meeting must be received by the Secretary of the Company not less than 120 days and not more than 180 days prior to the anniversary of the 2015 annual meeting, provided that the date of the 2016 annual meeting is within 30 days of such anniversary date. The notice must describe various matters regarding the nominee and the shareholder giving the notice as specified by the Company’s bylaws, or the proposed business, the reasons therefor, and other matters as specified by the Company’s bylaws, as applicable. If the date of the 2016 annual meeting is more than 30 days before or after the anniversary date of the 2015 annual meeting, a shareholder’s notice of nomination or other business for the 2016 annual meeting must be received by the Secretary of the Company not less than 120 days and not more than 180 days prior to the 2016 annual meeting, or by the tenth day following the public announcement of the date of the 2016 annual meeting.

Any shareholder may obtain a copy of the Company’s bylaws, without charge, upon written request to the Secretary of the Company, whose address is P.O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560. Based upon an anticipated date of May 19, 2016 for the 2016 annual meeting of shareholders, the Company must receive any notice of nomination or other business no later than January 22, 2016 and no earlier than November 23, 2015. The proxy solicited by the Board of Directors for the 2016 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Company has not received notice of such proposal by January 22, 2016.

OTHER MATTERS

THE COMPANY’S 2014 ANNUAL REPORT TO SHAREHOLDERS (THE “ANNUAL REPORT”), WHICH INCLUDES A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014 (THE “2014 FORM 10-K”), AND THE COMPANY’S FINANCIAL STATEMENTS AS FILED WITH THE SEC, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE 2014 FORM 10-K FILED WITH THE SEC, INCLUDING A LIST OF ALL ITS EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE CORPORATE SECRETARY, WHOSE ADDRESS IS P.O. BOX 1455, 330 HOSPITAL ROAD, TAPPAHANNOCK, VIRGINIA 22560. EXHIBITS TO THE 2014 FORM 10-K ARE AVAILABLE FOR A REASONABLE FEE. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIAL.

Eastern Virginia Bankshares, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 3:00 a.m., Eastern Time, on May 21, 2015.

Vote by Internet

- Go to **www.investorvote.com/evbs**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - W. Rand Cook	☐	☐	02 - Charles R. Revere	☐	☐	03 - F. L. Garrett, III	☐	☐
04 - Joe A. Shearin	☐	☐	05 - Ira C. Harris, Ph.D., CPA	☐	☐	06 - Boris M. Gutin	☐	☐
07 - Leslie E. Taylor, CPA	☐	☐	08 - William L. Lewis	☐	☐	09 - Michael E. Fiore, P.E.	☐	☐
10 - Jay T. Thompson, III	☐	☐	11 - W. Gerald Cox	☐	☐	12 - Eric A. Johnson	☐	☐
13 - W. Leslie Kilduff, Jr.	☐	☐	14 - John F. Biagas	☐	☐			

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B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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022E2C

2015 Annual Meeting of
Eastern Virginia Bankshares, Inc. Shareholders
May 21, 2015, 10:00 A.M. Local Time
King William Ruritan Club
156 Ruritan Lane, King William, Virginia

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Revocable Proxy — Eastern Virginia Bankshares, Inc.

2015 Annual Meeting of Shareholders

156 Ruritan Lane, King William, Virginia
Proxy Solicited by Board of Directors for Annual Meeting — May 21, 2015

F. L. Garrett, III and William L. Lewis, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Eastern Virginia Bankshares, Inc. to be held on May 21, 2015 or at any adjournment thereof.

Shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no such directions are indicated, the proxies will have authority to vote FOR all director nominees in Proposal 1, and FOR Proposal 2 and 3. In addition and to the extent entitled, this proxy will be voted at the discretion of the proxy holders in accordance with their best judgment upon any other matter which may properly come before the meeting or any adjournment of the meeting.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +